Exhibit 10.1

FIRST AMENDMENT TO CREDIT AGREEMENT

THIS FIRST AMENDMENT TO CREDIT AGREEMENT, dated as of November 21, 2013 (this “Amendment”), is by and among SCHNEIDER NATIONAL LEASING, INC., a Nevada corporation (the “Borrower”), SCHNEIDER NATIONAL, INC., a Wisconsin, corporation (the “Parent”), SCHNEIDER RESOURCES, INC., a Wisconsin corporation, SCHNEIDER FINANCE, INC., a Wisconsin corporation, and SCHNEIDER NATIONAL CARRIERS, INC., a Nevada corporation (each a subsidiary of the Parent, and together with the Parent, each a “Guarantor” and collectively, the “Guarantors”), the Lenders party to the Credit Agreement described below (the “Lenders”), and JPMORGAN CHASE BANK, N.A., a national banking association, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”.)

RECITALS

A. The Borrower, the Guarantors, the Administrative Agent and the Lenders entered into a Credit Agreement dated as of February 18, 2011 (as amended or modified from time to time, the “Credit Agreement”). Capitalized terms used herein but not defined herein shall have the meanings specified by the Credit Agreement.

B. The Borrower and Guarantors desire to amend the Credit Agreement, and the Administrative Agent and the Lenders are willing to do so strictly in accordance with the terms hereof.

TERMS

In consideration of the premises and of the mutual agreements herein contained, the parties agree as follows:

ARTICLE 1.

AMENDMENTS

1.1 The Credit Agreement and related exhibits and schedules are hereby amended in their entirety to read in the form attached hereto as Annex A.

1.2 On the effective date hereof, Fifth Third Bank will no longer be a Lender under the Credit Agreement and all Obligations to Fifth Third Bank will be paid in full by the Borrower.

ARTICLE 2.

REPRESENTATIONS

Each Loan Party represents and warrants to the Administrative Agent and the Lenders that:

2.1 The execution, delivery and performance of this Amendment are within each Loan Party’s corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action. This Amendment has been duly executed and delivered by each Loan Party and constitutes a legal, valid and binding obligation of each Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

2.2 The execution, delivery and performance of this Amendment by each Loan Party (a) does not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of any Loan Party or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon any Loan Party or its assets, or give rise to a right thereunder to require any payment to be made by any Loan Party, and (d) will not result in the creation or imposition of any Lien on any asset of any Loan Party.

2.3 After giving effect to the amendments herein contained, the representations and warranties contained in Article III of the Credit Agreement and the representations and warranties contained in the other Loan Documents are true on and as of the date hereof with the same force and effect as if made on and as of the date hereof.

2.4 No Default exists or has occurred and is continuing on the date hereof.

ARTICLE 3.

CONDITIONS PRECEDENT

This Amendment shall become effective as of the date hereof when each of the following conditions is satisfied:

3.1 The Borrower, the Guarantors and the Lenders shall have signed this Amendment.

3.2 Receipt by the Administrative Agent and the Lenders of all fees and expenses required to be paid on or before the date of this Amendment.

3.3 The Administrative Agent (or its counsel) shall have received such additional documentation, including but not limited to opinions of counsel, officer’s certificates, resolutions, good standing certificates and incumbency certificates each in form and substance reasonably acceptable to the Administrative Agent and, where applicable, duly executed and delivered by a duly authorized officer of each Loan Party.

ARTICLE 4.

MISCELLANEOUS

4.1 References in the Credit Agreement or in any other Loan Document to the Credit Agreement shall be deemed to be references to the Credit Agreement as amended hereby and as further amended from time to time.

4.2 Except as expressly amended hereby, each of the Borrower and each Guarantor acknowledges and agrees that (a) the Credit Agreement and all other Loan Documents are ratified and confirmed and shall remain in full force and effect, (b) it has no set off, counterclaim, defense or other claim or dispute with respect to any Loan Document, and (c) it has no actual or potential claim or cause of action against the Administrative Agent or any Lender with respect to any matters through the date hereof, and hereby waives and agrees not to assert any claims or causes of action against the Administrative Agent, any Lender or any of their Affiliates, or any of their respective officers, directors, employees, attorneys and agents, on any theory of liability, whether known or unknown, matured or contingent, including, without limitation, for special, indirect, consequential or punitive damages, arising by virtue of any actions taken, actions omitted, or the occurrence of any event prior to the date hereof, arising out of or relating to, or in connection with, this Amendment, the other Loan Documents or any of the transactions entered into in connection therewith or contemplated thereby.

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4.3 This Amendment shall be governed by and construed in accordance with the laws of the State of New York. This Amendment may be signed upon any number of counterparts with the same effect as if the signatures thereto and hereto were upon the same instrument, and signatures sent by facsimile or other electronic imaging shall be effective as originals. This Amendment is a Loan Document.

[Signature pages follow]

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IN WITNESS WHEREOF, the parties signing this Amendment have caused this Amendment to be executed and delivered as of the day and year first above written.

SCHNEIDER NATIONAL LEASING, INC.

By:	/s/ Patrick C. Costello
Name: Patrick C. Costello
Title: President

SCHNEIDER NATIONAL, INC.

By:	/s/ Paul J. Kardish
Name: Paul J. Kardish
Title: Assistant Secretary

SCHNEIDER RESOURCES, INC.

By:	/s/ Patrick C. Costello
Name: Patrick C. Costello
Title: President

SCHNEIDER FINANCE, INC.

By:	/s/ Steven L. Crear
Name: Steven L. Crear
Title: President

SCHNEIDER NATIONAL CARRIERS, INC.

By:	/s/ Mark B. Rourke
Name: Mark B. Rourke
Title: President

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JPMORGAN CHASE BANK, N.A., individually and as Administrative Agent

By:	/s/ Anthony A. Eastman
Name: Anthony A. Eastman
Title: Vice President

5

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Thomas J. Fameree
Name: Thomas J. Fameree
Title: Senior Vice President

6

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Edward B. Hanson
Name: Edward B. Hanson
Title: Vice President

7

BANK OF AMERICA, N.A.

By:	/s/ Daniel R. Petrik
Name: Daniel R. Petrik
Title: Senior Vice President

8

BMO HARRIS FINANCING, INC.

By:	/s/ William Thomson
Name: William Thomson
Title: Senior Vice President

9

PNC BANK, NATIONAL ASSOCIATION

By:	/s/ Henry Hissrich
Name: Henry Hissrich
Title: Vice President

10

ASSOCIATED BANK, N.A.

By:	/s/ Mark J. Fischer
Name: Mark J. Fischer
Title: Sr Vice President

11

HSBC BANK USA, NATIONAL ASSOCIATION

By:	/s/ Joe Philbin
Name: Joe Philbin
Title: SVP

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ANNEX A

CREDIT AGREEMENT

dated as of February 18, 2011

among

SCHNEIDER NATIONAL LEASING, INC.,

as Borrower,

SCHNEIDER NATIONAL, INC.,

SCHNEIDER RESOURCES, INC.,

SCHNEIDER FINANCE, INC.,

and

SCHNEIDER NATIONAL CARRIERS, INC.,

as Guarantors,

The Lenders Party Hereto

and

JPMORGAN CHASE BANK, N.A.

as Administrative Agent

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Syndication Agent

BANK OF AMERICA, N.A.,

HARRIS, N.A.

and

U.S. BANK NATIONAL ASSOCIATION,

as Documentation Agents

J.P. MORGAN SECURITIES LLC,

as Lead Left Bookrunner

J.P. MORGAN SECURITIES LLC,

and

WELLS FARGO SECURITIES, LLC,

as Joint Lead Arrangers/Bookrunners

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SCHEDULES:

Schedule 1.01	Existing Letters of Credit
Schedule 2.01	Commitments
Schedule 3.04	Required Consents, Authorizations, Notices and Filings
Schedule 3.05	Conflicts
Schedule 3.06	Litigation
Schedule 3.09	Burdensome Restrictions
Schedule 3.11	ERISA
Schedule 3.13	Subsidiaries
Schedule 3.15	Environmental Disclosures
Schedule 3.19	Private Placements
Schedule 3.20	Shareholder Debt
Schedule 6.01	Indebtedness
Schedule 6.02	Liens

EXHIBITS:

Exhibit A — Form of Assignment and Assumption

Exhibit B — Form of Joinder Agreement

Exhibit C — Form of Lender Addition and Acknowledgement Agreement

Exhibit D — Form of Opinion

Exhibit E — Form of Officers Certificate

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THIS CREDIT AGREEMENT, dated as of February 18, 2011, is among SCHNEIDER NATIONAL LEASING, INC., a Nevada corporation (the “Borrower”), SCHNEIDER NATIONAL, INC., a Wisconsin, corporation (the “Parent”), SCHNEIDER RESOURCES, INC., a Wisconsin corporation, SCHNEIDER FINANCE, INC., a Wisconsin corporation, and SCHNEIDER NATIONAL CARRIERS, INC., a Nevada corporation, each a subsidiary of the Parent and such other subsidiaries of the Parent as may from time to time become a party hereto (together with the Parent, each a “Guarantor” and collectively, the “Guarantors”), the LENDERS party hereto, and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

The parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Accelerated Payment Program Financing” means any one or more financings for the purpose of acquiring Eligible Shipper Receivables.

“Accredited Investor” has the meaning assigned to such term in Regulation D under the Securities Act of 1933, as amended

“Additional Loan Party” means each Person that becomes a Guarantor after the Effective Date by execution of a Joinder Agreement.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means JPMCB, in its capacity as administrative agent for the Lenders hereunder.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus  1⁄2 of 1% and (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that, for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the rate appearing on the Reuters Screen LIBOR01 Page (or on any successor or substitute page) at approximately 11:00 a.m. London time on such day (without any rounding). Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Affiliates from time to time concerning or relating to bribery or corruption.

“Applicable Margin” means, for any day, with respect to any ABR Loan, Eurodollar Loan or with respect to the commitment fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “ABR Spread”, “Eurodollar Spread” or “Commitment Fee Rate”, as the case may be, based upon the Consolidated Net Debt Coverage Ratio as of the most recent determination date:

Level	Consolidated Net Debt Coverage Ratio	ABR Spread	Eurodollar Spread	Commitment Fee Rate
I	≥ 3.00:1.0	100.0 bps	200.0 bps	35.0 bps
II	< 3.00:1.0 but ≥ 2.25:1.0	75.0 bps	175.0 bps	30.0 bps
III	< 2.25:1.0 but ≥ 1.50:1.0	50.0 bps	150.0 bps	25.0 bps
IV	< 1.50:1.0 but ≥ 0.75:1.0	25.0 bps	125.0 bps	20.0 bps
V	< 0.75:1.0	0.0 bps	100.0 bps	17.5 bps

The Applicable Margin shall be determined in accordance with the foregoing table based on the Consolidated Net Debt Coverage Ratio as of the end of each fiscal quarter. Adjustments, if any, to the Applicable Margin shall be effective five Business Days following the date that the Administrative Agent is scheduled to receive the applicable financials under Section 5.01(a) or (b) and certificate under Section 5.01(c). During any time after the Borrower has failed to deliver the financial statements required by Section 5.01, the Applicable Margin shall be automatically set at Level I until five days after such financials are so delivered. Notwithstanding anything herein to the contrary, the Applicable Margin shall be set at Level IV as of the First Amendment Effective Date and shall be adjusted for the first time based on the determination of the Applicable Margin for the fiscal year ending December 31, 2013.

“Applicable Percentage” means, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment; provided that in the case of Section 2.19 when a Defaulting Lender shall exist, “Applicable Percentage” shall mean the percentage of the total Commitments (disregarding any Defaulting Lender’s Commitment) represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments and to any Lender’s status as a Defaulting Lender at the time of determination.

“Approved Fund” has the meaning assigned to such term in Section 10.04.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Attributed Principal Amount” means, on any day, with respect to any Permitted Receivables Financing, the aggregate amount (with respect to any such transaction, the “Invested Amount”) paid to, or borrowed by, such Person as of such date under such Permitted Receivables Financing, minus the aggregate amount received by the applicable Receivables Financier and applied to the reduction of the Invested Amount under such Permitted Receivables Financing.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.

“Banking Services” means each and any of the following bank services provided to the Parent or any of its Subsidiaries by any Lender or any of its Affiliates: (a) commercial credit cards, (b) stored value cards and (c) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).

“Banking Services Obligations” means any and all obligations of the Parent or any of its Subsidiaries, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means Schneider National Leasing, Inc., a Nevada corporation.

“Borrowing” means (a) Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect, (b) a Swingline Loan, or (c) any New Term Loan.

“Borrowing Request” means a request by the Borrower for a Revolving Borrowing in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in Chicago and New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Lease” means, as applied to any Person, any lease of any Property (whether real, personal or mixed) by that Person as lessee which, in accordance with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

“Cash Equivalents” means (a) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition, (b) U.S. dollar denominated time deposits and certificates of deposit or Eurodollar time deposits and certificates of deposit of (i) any Lender, or (ii) any domestic commercial bank of recognized standing (y) having capital and surplus in excess of $500,000,000 and (z) whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof (any such bank being an “Approved Lender”), in each case with maturities of not more than 270 days from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued in the United States and having a maturity of 270 days or less from the date of acquisition with the issuer having a rating from S&P of at least A-1 or the equivalent thereof or from Moody’s of at least P-1 or the equivalent thereof, (d) repurchase agreements entered into by a Person with a bank or trust company (including any of the Lenders) or recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States of America in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations, (e) obligations of any State of the United States or any political subdivision thereof, the interest with respect to which is exempt from federal income taxation under Section 103 of the Code, having a long term rating of at least AA- or Aa-3 by S&P or Moody’s, respectively, and maturing within three years from the date of acquisition thereof, (f) Investments in municipal auction preferred stock (i) rated AAA (or the equivalent thereof) or better by S&P or Aaa (or the equivalent thereof) or better by Moody’s and (ii) with dividends that reset at least once every 365 days and (g) Investments, classified in accordance with GAAP as current assets, in money market investment programs registered under the Investment Company Act of 1940, as amended, which are administered by reputable financial institutions having capital of at least $100,000,000 and the portfolios of which are limited to Investments of the character described in the foregoing subdivisions (a), (b), (c), (e) and (f).

“Change in Control” means either (i) the failure of the Family Members collectively to maintain beneficial ownership, directly or indirectly, (including holding as a beneficiary under any trust vehicle) of Voting Stock of the Parent which represents a majority of the combined voting power of all Voting Stock of the Parent; or (ii) any Person or two or more Persons, other than Family Members, acting in concert shall have acquired beneficial ownership, directly or indirectly, of, or shall have entered into a contract or arrangement that, upon consummation, will result in its or their acquisition of, control over, Voting Stock of the Parent (or other securities convertible into such Voting Stock) representing 50% or more of the combined voting power of all Voting Stock of the Parent. Nothing in this definition of Change of Control is meant to prevent the use of a trust to own any Voting Stock, including the substitution, termination, replacement or modification of any trust agreement, as long as the Family Members, collectively, constitute the beneficiaries of such trust, directly or indirectly, in such a manner which maintains the required majority of voting power of the Voting Stock of the Parent.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or Issuing Bank (or, for purposes of Section 2.14(b), by any lending office of such Lender or by such Lender’s or Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided, however, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a “Change in “Law”, regardless of the date enacted, adopted or issued.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Swingline Loans.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced or increased from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04. The initial amount of each Lender’s Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption or Lender Addition and Acknowledgement Agreement pursuant to which such Lender shall have assumed its Commitment, as applicable. The initial aggregate amount of the Lenders’ Commitments is $250,000,000.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Competitor” means (i) a Person primarily engaged in the same business as the primary business of the Parent and its Subsidiaries, (ii) a Person directly or indirectly controlled by or under common control with any Person identified in the preceding clause (i), (iii) a Subsidiary of any Person identified in the preceding clause (i), and (iv) a Person who controls any Person identified in the preceding clauses (i), (ii) and (iii). In determining whether a Person is a Competitor, the Administrative Agent and each Lender shall be entitled to rely in good faith on a representation by such Person, provided it has not received written notice from the Borrower that such representation is not accurate.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated EBITDA” means, for any period, the sum of Consolidated Net Income (excluding for purposes hereof any non-cash gains or losses) plus Consolidated Interest Expense plus all provisions for any Federal, state or other income taxes plus depreciation and amortization, for the Parent and its Subsidiaries on a consolidated basis as determined in accordance with GAAP applied on a consistent basis. Except as otherwise specified, the applicable period shall be for the four consecutive quarters ending as of the date of determination.

“Consolidated Interest Expense” means, for any period, all interest expense, including the amortization of debt discount and premium, the interest component under Capital Leases and any interest expense equivalent associated with Revenue Equipment Leases for the Parent and its Subsidiaries on a consolidated basis determined in accordance with GAAP applied on a consistent basis. Except as otherwise specified, the applicable period shall be for the four consecutive quarters ending as of the date of computation.

“Consolidated Net Debt Coverage Ratio” means, as of the end of any calendar quarter, the ratio of (i) Consolidated Net Indebtedness as of the end of such calendar quarter, to (ii) Consolidated EBITDA, as calculated for the four consecutive calendar quarters then ending.

“Consolidated Net Income” means, for any period, the net income of the Parent and its Subsidiaries on a consolidated basis determined in accordance with GAAP applied on a consistent basis. Except as otherwise specified, the applicable period shall be for the four consecutive quarters ending as of the date of computation.

“Consolidated Net Indebtedness” means, at any time, for the Parent and its Subsidiaries on a consolidated basis, Indebtedness minus cash and Cash Equivalents of the Parent and its Domestic Subsidiaries on a consolidated basis in excess of $10,000,000.

“Consolidated Net Worth” means, at any time, total shareholders’ equity of the Parent and its Subsidiaries on a consolidated basis, at such time, including capital stock, additional paid-in capital and retained earnings after deducting treasury stock, as determined in accordance with GAAP.

“Consolidated Total Assets” means, at any time, total assets of the Parent and its Subsidiaries on a consolidated basis determined in accordance with GAAP applied on a consistent basis.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Party” means the Administrative Agent, the Issuing Banks, the Swingline Lender or any other Lender.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of a Bankruptcy Event.

“dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means, with respect to any Person, any Subsidiary of such Person which is incorporated or organized under the laws of any State of the United States or the District of Columbia.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 10.02).

“Eligible Assignee” means (i) any Lender, any Affiliate of a Lender and any Approved Fund, and (ii) any commercial bank, insurance company, investment or mutual fund or other entity that is an Accredited Investor and that extends credit or buys loans as one of its businesses, but that is not described in the immediately preceding clause (i) above; provided, that for purposes of both clauses (i) and (ii) of this definition, (a) neither the Parent nor any Affiliate of the Parent (except as agreed by the Administrative Agent) may be an Eligible Assignee and (b) no Competitor may be an Eligible Assignee unless an Event of Default referred to in clause (a), (f) or (j) of Article VII has occurred and is continuing or the Parent has consented in writing to such assignment.

“Eligible Shipper Receivable” means any unencumbered, current account receivable originated in the ordinary course of business owed by a Person (which is not an Affiliate of the Parent or any of its Subsidiaries) (each, a “Shipper”) to a commercial freight carrier (which is not an Affiliate of the Parent or any of its Subsidiaries) (each, a “Carrier”) arising out of the provision of shipping services provided by such Carrier to such Shipper. For the avoidance of doubt, the purchase of Eligible Shipper Receivables from a Carrier by the Parent or one or more of its Subsidiaries shall not constitute a loan or advance to such Carrier.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests “ means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto, as interpreted by the rules and regulations thereunder, all as the same may be in effect from time to time. References to sections of ERISA shall be construed also to refer to any successor sections.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any Reportable Event; (b) the failure to meet the minimum funding standard of Section 412 of the Code with respect to a Plan (whether or not waived in accordance with Section 412(c) of the Code) or the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) a determination that any Plan is, or is expected to be, in “at risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code); (f) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (g) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; (h) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA, or is in endangered or critical status, within the meaning of Section 305 of ERISA; (i) the imposition of liability on Borrower or any of its ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; or (j) the imposition of a Lien pursuant to Section 430(k) of the Code or pursuant to ERISA with respect to any Plan.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Article VII.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) (a) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guarantee of such Guarantor or the grant of such security interest becomes or would become effective with respect to such Swap Obligation or (b) in the case of a Swap Obligation subject to a clearing requirement pursuant to Section 2(h) of the Commodity Exchange Act (or any successor provision thereto), because such Guarantor is a “financial entity,” as defined in Section 2(h)(7)(C)(i) of the Commodity Exchange Act (or any successor provision thereto), at the time the guarantee of such Guarantor becomes or would become effective with respect to such related Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. Federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.18) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.16, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.16(e), and (d) any U.S. Federal withholding Taxes imposed under FATCA as a result of a Lender’s failure to comply with the provisions of Section 2.16(g).

“Existing Credit Agreement” means the Credit Agreement, dated as of June 16, 2004, among the Borrower, the Guarantors, the lenders party thereto and Wells Fargo Bank, National Association, as administrative agent, as amended, modified or extended to the date hereof.

“Existing Letters of Credit” means the letters of credit described on Schedule 1.01.

“Family Members” means Donald J. Schneider, his spouse, or any of his direct descendants.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower or Parent, as applicable.

“First Amendment Effective Date” means November 21, 2013.

“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender, with respect to such Borrower, that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender, with respect to such Borrower, that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

“Foreign Subsidiary” means, with respect to any Person, any Subsidiary of such Person which is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantor” means each of the Parent, Schneider Resources, Inc., Schneider Finance, Inc. and Schneider National Carriers, Inc., and each Additional Loan Party which may hereafter execute a Joinder Agreement, together with their successors and permitted assigns.

“Guaranty Obligations” means, with respect to any Person, without duplication, any obligations of such Person (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) guaranteeing or intended to guarantee any Indebtedness of any other Person in any manner, whether direct or indirect, and including without limitation any obligation, whether or not contingent, (i) to purchase or pay any such Indebtedness or any Property constituting security therefor, (ii) to advance or provide funds or other support for the payment or purchase of any such Indebtedness or to maintain working capital, solvency or other balance sheet condition of such other Person (including without limitation keep well agreements, maintenance agreements, comfort letters or similar agreements or arrangements) for the benefit of any holder of Indebtedness of such other Person, (iii) to lease or purchase Property, securities or services primarily for the purpose of assuring the holder of such Indebtedness, or (iv) to otherwise assure or hold harmless the holder of such Indebtedness against loss in respect thereof. The amount of any Guaranty Obligation hereunder shall (subject to any limitations set forth therein) be deemed to be an amount equal to the outstanding principal amount (or maximum principal amount, if larger) of the Indebtedness in respect of which such Guaranty Obligation is made.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Indebtedness” of any Person means (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made, (iii) all obligations of such Person under conditional sale or other title retention agreements relating to Property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (iv) all obligations of such Person issued or assumed as the deferred purchase price of Property or services purchased by such Person (other than trade debt incurred in the ordinary course of business and due within six months of the incurrence thereof) which would appear as liabilities on a balance sheet of such Person, (v) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, Property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (vi) all Guaranty Obligations of such Person, (vii) the principal portion of all obligations of such Person under Capital Leases, (viii) the outstanding Attributed Principal Amount under any Permitted Receivables Financing, (ix) the principal balance outstanding under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product to which such Person is a party, where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease in accordance with GAAP, (x) all obligations with respect to Revenue Equipment Leases and (xi) the maximum amount of all drafts drawn with respect to letters of credit. The Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer to the extent such Person is legally obligated therefor.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Information Memorandum” means the Confidential Information Memorandum dated November 4, 2013 relating to the Borrower and the Transactions.

“Interest Election Request” means a request by the Borrower to convert or continue a Revolving Borrowing in accordance with Section 2.07.

“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan), the last day of each March, June, September and December, (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid.

“Interest Period” means (a) with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Revolving Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investment”, in any Person, means any loan or advance to such Person, any purchase or other acquisition of any Equity Interests in such Person, any capital contribution to such Person or any other investment in such Person, including, without limitation, any Guaranty Obligation incurred for the benefit of such Person.

“Issuing Bank” means JPMCB, Wells Fargo Bank, National Association and each other Lender designated by the Administrative Agent as an “Issuing Bank” hereunder that has agreed to such designation, each in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.05(i). Any Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“JPMCB” means JPMorgan Chase Bank, N.A., a national banking association.

“Joinder Agreement” means a Joinder Agreement, in substantially the form of Exhibit B hereto, with such changes thereto as approved by the Administrative Agent, executed and delivered by an Additional Loan Party in accordance with this Agreement.

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“Lender Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Lender Addition and Acknowledgement Agreement” means an agreement in substantially the form of Exhibit C hereto, with such changes thereto as approved by the Administrative Agent.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption or Lender Addition and Acknowledgement Agreement. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement, including without limitation each Existing Letter of Credit.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Reuters Screen Page LIBOR01 (or on any successor or substitute page of Reuters, or any successor to or substitute for Reuters, providing rate quotations comparable to those currently provided on such page of Reuters, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” means this Agreement, any promissory notes issued pursuant to this Agreement, any Letter of Credit applications and all other agreements, instruments, documents and certificates executed and delivered to, or in favor of, the Administrative Agent or any Lenders, whether heretofore, now or hereafter executed by or on behalf of any Loan Party, or any employee of any Loan Party, and delivered to the Administrative Agent or any Lender in connection with this Agreement or the transactions contemplated hereby. Any reference in the Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to the Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

“Loan Parties” means the Borrower and the Guarantors.

“Loan Party Obligations” means, without duplication, (i) all Obligations, (ii) all Banking Service Obligations and (iii) all liabilities and obligations, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) owing from the Borrower to any Lender, or any Affiliate of a Lender, arising under any Swap Agreement; provided, however, that the definition of “Loan Party Obligations” shall not create any guarantee by any Guarantor of (or grant of security interest by any Guarantor to support, as applicable) any Excluded Swap Obligations of such Guarantor for purposes of determining any obligations of any Guarantor.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Material Adverse Effect” means a material adverse effect on (i) the condition (financial or otherwise), operations, business, assets, liabilities or prospects of the Parent and its Subsidiaries, taken as a whole, (ii) the ability of the Loan Parties, taken as a whole, to perform their obligations under any Loan Documents to which they are a party or (iii) the material rights, benefits or remedies of the Lenders under the Loan Documents.

“Materials of Environmental Concern” means any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Laws, including, without limitation, asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

“Maturity Date” means November 21, 2018.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiple Employer Plan” means a Single Employer Plan with two or more contributing sponsors at least two of whom are not under common control as defined in Section 4001(a)(14) of ERISA.

“New Term Loan” is defined in Section 2.08(e).

“Non-Guarantor Subsidiary” has the meaning assigned to such term in Section 5.11.

“Obligations” means, without duplication, all of the monetary and other obligations of the Borrower to the Lenders (including the Issuing Banks and the Swingline Lender) and the Administrative Agent, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) under this Credit Agreement or any of the other Loan Documents (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding).

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.

“Parent” has the meaning assigned to such term in the preamble hereof.

“Participant” has the meaning set forth in Section 10.04.

“Parties” means the Borrower or any of its Affiliates.

“Patriot Act” is defined in Section 10.14.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Liens” means:

(i) Liens in favor of the Administrative Agent on behalf of the Lenders;

(ii) Liens (other than Liens created or imposed under ERISA) for taxes, assessments or governmental charges or levies not yet due or Liens for taxes being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established (and as to which the Property subject to any such Lien is not yet subject to foreclosure, sale or loss on account thereof);

(iii) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and suppliers and other Liens imposed by law or pursuant to customary reservations or retentions of title arising in the ordinary course of business, provided that such Liens secure only amounts not yet due and payable or, if due and payable, are unfiled and no other action has been taken to enforce the same or are being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established (and as to which the Property subject to any such Lien is not yet subject to foreclosure, sale or loss on account thereof);

(iv) Liens (other than Liens created or imposed under ERISA) incurred or deposits made by the Borrower and its Subsidiaries in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(v) Liens in connection with attachments or judgments (including judgment or appeal bonds) that do not constitute a Default under clause (h) of Article VII;

(vi) easements, rights-of-way, restrictions (including zoning restrictions), minor defects or irregularities in title and other similar charges or encumbrances not, in any material respect, impairing the use of the encumbered Property for its intended purposes;

(vii) Liens on Property securing purchase money Indebtedness (including Capital Leases) granted in connection with the acquisition of tangible personal property in the ordinary course of business and Liens in connection with the construction or acquisition of operating facilities or improvements thereto or within eighteen (18) months after such acquisition or the completion of such construction which attach only to the Property being so acquired or constructed, or Liens securing refinancing of such purchase money financing but secured by the same assets as the Indebtedness refinanced, and securing Indebtedness not exceeding in amount the Indebtedness refinanced) to the extent permitted under Section 6.01(g), provided that, except with respect to Liens referred to in the preceding parenthetical, any such Lien attaches to such Property concurrently with or within ninety (90) days after the acquisition thereof;

(viii) customary Liens arising from or created in connection with the issuance of letters of credit for the account of the Borrower or any Subsidiary; provided that in each case such Liens apply only to the raw materials, inventory, machinery or equipment in connection with the purchase of which the letter of credit was issued or to the balance of any account of the account party in respect of such letter of credit with the bank issuing such letter of credit;

(ix) Liens created or deemed to exist in connection with a Permitted Receivables Financing (including any related filings of any financing statements), but only to the extent that any such Lien relates to the applicable receivables and related property actually sold, contributed or otherwise conveyed pursuant to such transaction;

(x) Liens existing as of the First Amendment Effective Date and set forth on Schedule 6.02; provided that (a) except for substitutions as provided in the Capital Leases described on Schedule 6.02, no such Lien shall at any time be extended to or cover any Property other than the Property subject thereto on the First Amendment Effective Date and (b) the principal amount of the Indebtedness secured by such Liens shall not be extended, renewed, refunded or refinanced;

(xi) Liens made by any Subsidiary of the Parent in favor of any Loan Party; and

(xii) with respect to Subsidiaries or assets acquired pursuant to Section 6.04(d), Liens on the assets of such Subsidiaries provided such Liens were granted prior to the date of the acquisition of such Subsidiaries and not created in contemplation of such acquisition.

“Permitted Receivables Financing” means any one or more receivables financings (including Accelerated Payment Program Financing not to exceed an aggregate amount of $100,000,000 at any time outstanding) in which (i) the Parent or any Subsidiary of the Parent (a) sells, contributes or conveys any accounts receivable to any Person that is not a Subsidiary or Affiliate of the Borrower (with respect to any such transaction, the “Receivables Financier”), (b) borrows from such Receivables Financier and secures such borrowings by a pledge of such receivables or an interest in such receivables and/or (c) otherwise finances its acquisition of such receivables and, in connection therewith, conveys an interest in such receivables to the Receivables Financier or (ii) the Parent or any Subsidiary of the Parent sells, contributes or conveys any accounts receivable to a Receivables Financing SPC, or any Subsidiary of the Parent sells, contributes or conveys any accounts receivable to the Parent which then sells, contributes or conveys such accounts receivable to a Receivables Financing SPC, in each case which Receivables Financing SPC then (a) sells, contributes or conveys any such accounts receivable to any Receivables Financier, (b) borrows from such Receivables Financier and secures such borrowings by a pledge of such receivables and/or (c) otherwise finances its acquisition of such receivables and, in connection therewith, conveys an interest in such receivables to the Receivables Financier, provided that, with respect to each such receivables financing, (1) such receivables financing shall not involve any recourse to the Parent or any of its Subsidiaries for any reason other than (A) repurchases of non-eligible receivables or (B) indemnifications for losses other than credit losses related to the receivables sold in such financing, (2) such receivables financing shall not include any Guaranty Obligations of the Parent or any of its Subsidiaries, and (3) the Administrative Agent shall be reasonably satisfied that the structure of such transaction shall not conflict with the terms of this Credit Agreement, and that the terms of such transaction, including the discount at which receivables are sold and any termination events, shall be (in the good faith understanding of the Administrative Agent) consistent with those prevailing in the market for similar transactions involving a receivables originator/servicer of similar credit quality and a receivables pool of similar characteristics (it being understood and agreed that the Wells Fargo Receivables Financing shall be deemed to satisfy the requirements set forth in this clause (3)).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMCB as its prime rate in effect at its office located at 270 Park Avenue, New York, New York; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Private Placement Agreements” means, the Private Placement Agreements, identified on Schedule 3.19, together with any guarantees thereof, and any similar agreements entered into after the Effective Date.

“Pro Forma Basis” means, in respect of any Specified Transaction, including any related financing or other transactions in connection therewith, such Specified Transaction shall be deemed to have occurred on the first day of the relevant period for which such matters were calculated on a pro forma basis reasonably acceptable to the Administrative Agent and the Borrower (and, for the avoidance of doubt, thereafter until the completion of four fiscal quarters following such Specified Transaction), and for purposes of determining pro forma compliance or making a determination on a pro forma basis such determination on any date with any or all of such covenants shall be computed and deemed tested on such date on the basis of balance sheet amounts as of such date and income statement amounts for the most recently completed period of four consecutive fiscal quarters for which financial statements shall have been delivered to Administrative Agent and calculated on such pro forma basis in respect of the Specified Transaction giving rise to such determination. Any reference in a covenant in this Agreement to no Event of Default or Default existing at the time of, or being caused by, any Specified Transaction (including any related financing or other transactions in connection therewith), on a Pro Forma Basis, shall include, without limitation, Pro Forma Compliance at such time with the covenants set forth herein, whether or not stated as being on a Pro Forma Basis. With respect to Indebtedness which has a floating or formula rate, the implied rate of interest for such Indebtedness for the applicable period for purposes of this definition shall be determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including, cash, securities, accounts and contract rights.

“Public-Sider” means any representative of a Lender that does not want to receive material non-public information with the meaning of the federal and state securities laws.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant guarantee or grant of the relevant security interest becomes or would become effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Receivables Financier” has the meaning assigned to such term in the definition of “Permitted Receivables Financing” set forth in this Section 1.01.

“Receivables Financing SPC” means, in respect of any Permitted Receivables Financing, any Subsidiary of the Parent or Affiliate of the Borrower that is a bankruptcy-remote special purpose corporation to which the Parent or any Subsidiary of the Parent sells, contributes or conveys any accounts receivable in connection with such Permitted Receivables Financing.

“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) any Issuing Bank, as applicable.

“Register” has the meaning set forth in Section 10.04.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment (including the abandonment or discarding of barrels, containers and other closed receptacles containing any Materials of Environmental Concern).

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the post-event notice requirement is waived.

“Reports” is defined in Article IX.

“Required Lenders” means, at any time, Lenders having Revolving Credit Exposures and unused Commitments representing more than 50% of the sum of the total Revolving Credit Exposures and unused Commitments at such time.

“Requirement of Law” means, as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property is subject.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Parent or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Parent or any option, warrant or other right to acquire any such Equity Interests in the Parent.

“Revenue Equipment Lease” means an operating lease for equipment having a maturity beyond one year from the lease commencement date, and which may not be terminated at the lessee’s option within thirteen months from the lease commencement date.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and its LC Exposure and Swingline Exposure at such time.

“Revolving Loan” means a Loan made pursuant to Section 2.03.

“Sanctioned Country” means, at any time, a country or territory which is the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person controlled by any such Person.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State.

“S&P” means Standard & Poor’s.

“Significant Subsidiary” means, at any time, a Subsidiary of the Parent that accounts for more than (i) 5% of the consolidated assets of the Parent and its Subsidiaries or (ii) 5% of the consolidated revenue of the Parent and its Subsidiaries.

“Single Employer Plan” means any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

“Shareholder Debt” is defined in Section 3.20.

“Solvent” or “Solvency” means, with respect to any Person as of a particular date, that on such date (i) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (ii) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature in their ordinary course, (iii) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s Property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged or is to engage, (iv) the fair value of the Property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person and (v) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Transaction” means (i) the Transactions, (ii) any acquisition or any sale or other disposition outside the ordinary course of business by the Parent or any of its Subsidiaries of any asset or group of related assets in one or a series of related transactions, including the incurrence of any Indebtedness and any related financing or other transactions in connection with any of the foregoing, ), and (iii) any proposed Restricted Payment, incurrence of Indebtedness or prepayment of any Indebtedness.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject, with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Parent.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.

“Swingline Lender” means JPMCB, in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan made pursuant to Section 2.04.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Transactions” means the execution, delivery and performance by the Borrower of this Agreement, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate, the Alternate Base Rate.

“Voting Stock” means, with respect to any Person, Equity Interests issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.

“Wells Fargo Receivables Financing” means that certain receivables financing provided by Wells Fargo Bank, N.A. as of the First Amendment Effective Date, as amended, restated, extended or otherwise modified from time to time, including any increase in the amount thereof provided that the aggregate amount thereof does not exceed $200,000,000.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Wholly Owned Subsidiary” of any Person means any Subsidiary 100% of whose Voting Stock or other equity interests is at the time owned by such Person directly or indirectly through other Wholly Owned Subsidiaries.

SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing”).

SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. The Parent’s and Borrower’s fiscal quarters end March 31, June 30, September 30 and December 31 and fiscal year ends December 31, and the Parent and the Borrower will not change any fiscal quarter or fiscal year end without the written consent of the Administrative Agent. For purposes of calculating the Applicable Margin, all financial covenants and all other covenants, all Specified Transactions occurring during the period for which such matters are calculated shall be deemed to have occurred on the first day of the relevant period for which such matters were calculated on a Pro Forma Basis. Notwithstanding any other provision contained herein, all references to GAAP and all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Parent or any Subsidiary at “fair value”, as defined therein.

ARTICLE II

The Credits

SECTION 2.01. Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make Revolving Loans to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (a) such Lender’s Revolving Credit Exposure exceeding such Lender’s Commitment or (b) the sum of the total Revolving Credit Exposures exceeding the total Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans.

SECTION 2.02. Loans and Borrowings. (a) Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.13, each Revolving Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Swingline Loan shall be an ABR Loan or, if agreed to between the Borrower and the Swingline Lender, shall bear interest at an alternate rate of interest agreed to between the Borrower and the Swingline Lender. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Eurodollar Revolving Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000. At the time that each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e). Each Swingline Loan shall be in an amount that is an integral multiple of $100,000 and not less than $500,000 or such other amount agreed to between the Borrower and the Swingline Lender. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of four Eurodollar Revolving Borrowings outstanding.

(d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.03. Requests for Revolving Borrowings. To request a Revolving Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 12:00 noon, New York City time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 12:00 noon, New York City time, one Business Day before the date of the proposed Borrowing; provided that any such notice of an ABR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e) may be given not later than 10:00 a.m., New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the aggregate amount of the requested Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(iv) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06.

If no election as to the Type of Revolving Borrowing is specified, then the requested Revolving Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Revolving Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04. Swingline Loans. (a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrower from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $30,000,000 or (ii) the total Revolving Credit Exposures exceeding the total Commitments; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.

(b) To request a Swingline Loan, the Borrower shall notify the Administrative Agent of such request by telephone (confirmed by telecopy), not later than 1:00 p.m., New York City time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan and whether such Swingline Loan shall be an ABR Loan or shall bear interest at an alternate rate agreed upon by the Borrower and the Swingline Lender, and each Swingline Loan shall be an ABR Loan or shall bear interest at an alternate rate if agreed upon by the Borrower and the Swingline Lender. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Borrower. The Swingline Lender shall make each Swingline Loan available to the Borrower by means of a credit to the general deposit account of the Borrower with the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e), by remittance to the relevant Issuing Bank) by 3:00 p.m., New York City time, on the requested date of such Swingline Loan or by such other procedures as may be agreed upon from time to time between the Borrower and the Swingline Lender.

(c) The Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m., New York City time, on any Business Day require the Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.

SECTION 2.05. Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit for its own account, in a form reasonably acceptable to the Administrative Agent and relevant Issuing Bank, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the relevant Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the relevant Issuing Bank) to an Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the relevant Issuing Bank, the Borrower also shall submit a letter of credit application on the relevant Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $100,000,000 and (ii) the total Revolving Credit Exposures shall not exceed the total Commitments.

(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension).

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Banks or the Lenders, the Issuing Bank issuing such Letter of Credit hereby grants to each Lender, and each Lender hereby acquires from each such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the relevant Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by the relevant Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If any Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, New York City time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC

Disbursement prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 noon, New York City time, on (i) the Business Day that the Borrower receives such notice, if such notice is received prior to 10:00 a.m., New York City time, on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that ,if such LC Disbursement is not less than $5,000,000, the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.04 that such payment be financed with an ABR Revolving Borrowing or Swingline Loan in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the relevant Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the relevant Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse the relevant Issuing Bank, then to such Lenders and the relevant Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse an Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by any Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Banks, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of any Issuing Bank; provided that the foregoing shall not be construed to excuse any Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or wilful misconduct on the part of an Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, each Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The relevant Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The relevant Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Banks and the Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If any Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.12(d) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the relevant Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse the relevant Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i) Replacement of Issuing Banks. Any Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, such replaced Issuing Bank and the applicable successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of any Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.11(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of such replaced Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, or automatically upon the Maturity Date, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (f) of Article VII. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the relevant Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

(k) Existing Letters of Credit. All Existing Letters of Credit issued shall be deemed (i) Letters of Credit issued under this Agreement and shall be subject to the terms of this Agreement and (ii) issued on the Effective Date for purposes of determining fees payable hereunder.

SECTION 2.06. Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.04. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in New York City and designated by the Borrower in the applicable Borrowing Request; provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the relevant Issuing Bank.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.07. Interest Elections. (a) Each Revolving Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Revolving Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Revolving Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings, which may not be converted or continued.

(b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Revolving Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Revolving Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Revolving Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.08. Termination and Reduction of Commitments; Increase of Commitments. (a) Unless previously terminated, the Commitments shall terminate on the Maturity Date.

(b) The Borrower may at any time terminate, or from time to time reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $5,000,000 and not less than $10,000,000 and (ii) the Borrower shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.10, the total Revolving Credit Exposures would exceed the total Commitments.

(c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

(d) Subject to the conditions set forth below, the Borrower may, upon at least ten (10) days (or such other period of time agreed to between the Administrative Agent and the Borrower) prior written notice to the Administrative Agent, increase the aggregate Commitments from time to time, either by designating a lender not theretofore a Lender to become a Lender (such designation to be effective only with the prior written consent of the Administrative Agent which shall not be unreasonably withheld) or by agreeing with an existing Lender that such Lender’s Commitment shall be increased (thus increasing the aggregate Commitments); provided that:

(i) no Default shall have occurred and be continuing hereunder as of the effective date of such increase;

(ii) the representations and warranties made by the Borrower and contained in Article III shall be true and correct in all material respects (except that any representation or warranty which is already qualified as to materiality or by reference to Material Adverse Effect shall be true and correct in all respects) on and as of the effective date with the same effect as if made on and as of such date (other than those representations and warranties that by their terms expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date);

(iii) the amount of each such increase in the aggregate Commitments shall not be less than $10,000,000 (or such other minimum amount agreed to between the Administrative Agent and the Borrower), and shall not cause the sum of (x) the aggregate increases in the Commitments under this Section 2.08(d) plus (y) the outstanding amount of all New Term Loans made under Section 2.08(e) to exceed $150,000,000;

(iv) the Borrower and any applicable Lender or lender not theretofore a Lender, shall execute and deliver to the Administrative Agent, a Lender Addition and Acknowledgement Agreement, in form and substance satisfactory to the Administrative Agent and acknowledged by the Administrative Agent and each Borrower;

(v) no existing Lender shall be obligated in any way to increase any of its Commitments unless it has executed and delivered a Lender Addition and Acknowledgement Agreement;

(vi) the Administrative Agent shall consent (which consent shall not be unreasonably withheld) to such increase;

(vii) the interest rates paid with respect to the increased Commitment and the other terms thereof shall be identical to those payable with respect to the existing Commitment;

(viii) the Administrative Agent shall have received such supplemental opinions, resolutions, certificates and other documents as the Administrative Agent may reasonably request; and

(ix) a new Lender may not be the Borrower or any Affiliate or Subsidiary of the Borrower.

Upon the execution, delivery, acceptance and recording of the Lender Addition and Acknowledgement Agreement, from and after the effective date specified in a Lender Addition and Acknowledgement Agreement, such existing Lender shall have a Commitment as therein set forth or such other Lender shall become a Lender with a Commitment as therein set forth and all the rights and obligations of a Lender with such a Commitment hereunder. Upon its receipt of a Lender Addition and Acknowledgement Agreement together with any note or notes, if requested, subject to such addition and assumption and the written consent to such addition and assumption, the Administrative Agent shall, if such Lender Addition and Acknowledgement Agreement has been completed and the other conditions described in this Section 2.08 have been satisfied: (x) accept such Lender Addition and Acknowledgement Agreement; (y) record the information contained therein in the Register; and (z) give prompt notice thereof to the Lenders and the Borrower and deliver to the Lenders a schedule reflecting the new Commitments. The Lenders (new or existing) shall accept an assignment from the existing Lenders, and the existing Lenders shall make an assignment to the new or existing Lender accepting a new or increased Commitment, of a direct or participation interest in each then outstanding Loans and Letter of Credit such that, after giving effect thereto, all Revolving Credit Exposure hereunder is held ratably by the Lenders in proportion to their respective Commitments. Assignments pursuant to the preceding sentence shall be made in exchange for the principal amount assigned plus accrued and unpaid interest and facility and letter of credit fees. The Borrower shall make any payments under Section 2.14 resulting from such assignments.

(e) Subject to the conditions set forth below, the Borrower may, upon at least ten (10) days (or such other period of time agreed to between the Administrative Agent and the Borrower) prior written notice to the Administrative Agent, request a new credit facility which is a term loan (a “New Term Loan”); provided that:

(i) no Default shall have occurred and be continuing hereunder as of the effective date of such increase;

(ii) the representations and warranties of the Loan Parties set forth in the Loan Documents shall be true and correct in all material respects (except that any representation or warranty which is already qualified as to materiality or by reference to Material Adverse Effect shall be true and correct in all respects) on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date;

(iii) the amount of each such New Term Loan shall not be less than $10,000,000 (or such other minimum amount agreed to between the Administrative Agent and the Borrower), and shall not cause the sum of (x) the aggregate increases in the Commitments under Section 2.08(d) plus (y) the outstanding amount of any such New Term Loan (and any other New Term Loans made under this Section 2.08(e)) to exceed $150,000,000;

(iv) the Borrower and any applicable Lender or lender not theretofore a Lender, shall execute and deliver to the Administrative Agent, a Lender Addition and Acknowledgement Agreement, in form and substance satisfactory to the Administrative Agent and acknowledged by the Administrative Agent and each Borrower;

(v) no existing Lender shall be obligated in any way to make any New Term Loan unless it has executed and delivered a Lender Addition and Acknowledgement Agreement;

(vi) the Administrative Agent shall consent (which consent shall not be unreasonably withheld) to such increase;

(vii) the Administrative Agent shall have received such supplemental opinions, resolutions, certificates and other documents as the Administrative Agent may reasonably request;

(viii) the interest rates and fees and scheduled principal payments and final maturity applicable to the New Term Loan shall be determined by the Borrower, the Administrative Agent and the lenders thereunder;

(ix) the New Term Loans shall constitute “Loans” for all purposes of the Loan Documents;

(x) this Agreement and the other Loan Documents may be amended in a writing executed and delivered by the Borrower and the Administrative Agent to reflect any changes necessary to give effect to such New Term Loan in accordance with its terms as set forth herein, including without limitation the addition of such New Term Loan as a separate facility and the terms agreed upon in (viii) above;

(xi) such New Term Loan is on the same terms and conditions as those set forth in this Agreement, except as set forth in (viii) above or to the extent reasonably satisfactory to the Administrative Agent; and

(xii) a new Lender may not be the Borrower or any Affiliate or Subsidiary of the Borrower.

(f) The provisions of Sections 2.08(d) and (e) shall supersede any provisions in Section 2.17 or 10.02 to the contrary (including, for the avoidance of doubt, provisions thereof relating to amendments to Section 10.02, Section 2.08, Section 2.17, and the definition of “Required Lenders”).

SECTION 2.09. Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan on the Maturity Date, and (ii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Maturity Date or any date requested by the Swingline Lender in its discretion.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.10. Prepayment of Loans. (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section.

(b) The Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Revolving Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Revolving Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 12:00 noon, New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.08, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.08. Promptly following receipt of any such notice relating to a Revolving Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof.    Each partial prepayment of any Revolving Borrowing shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Revolving Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.12.

SECTION 2.11. Fees. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at a per annum rate equal to the Applicable Margin on the average daily amount of such Lender’s Commitment minus such Lender’s Loans (excluding Swingline Loans) and LC Exposure during the period from and including the Effective Date to but excluding the date on which such Lender’s Commitment terminates. Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Commitments terminate, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) The Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Margin used to determine the interest rate applicable to Eurodollar Revolving Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to the relevant Issuing Bank a fronting fee, which shall accrue at the rate or rates per annum separately agreed upon between the Borrower and the relevant Issuing Bank on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure, as well as the relevant Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Banks pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the relevant Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.

SECTION 2.12. Interest. (a) The Loans comprising each ABR Borrowing (including each Swingline Loan that is an ABR Borrowing) shall bear interest at the Alternate Base Rate plus the Applicable Margin.

(b) The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.

(c) Swingline Loans shall bear interest at the Alternate Base Rate plus the Applicable Margin or at an alternative rate, if any, agreed to between the Borrower and the Swingline Lender.

(d) Notwithstanding the foregoing, upon the occurrence, and during the continuance, of an Event of Default, the principal of and, to the extent permitted by law, interest on the Loans and any other amounts owing hereunder or under the other Loan Documents shall bear interest, payable on demand, at a per annum rate equal to 2% greater than the rate which would otherwise be applicable (or if no rate is applicable, whether in respect of interest, fees or other amounts, then 2% greater than the the rate applicable to ABR Loans as provided in paragraph (a) of this Section).

(e) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (d) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Revolving Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(f) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate and Adjusted LIBO Rate and LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.13. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Eurodollar Borrowing shall be ineffective, and (ii) if any Borrowing Request requests a Eurodollar Revolving Borrowing, such Borrowing shall be made as an ABR Borrowing; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted.

SECTION 2.14. Increased Costs. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or Issuing Bank;

(ii) impose on any Lender or the Issuing Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein; or

(iii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender, the Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender, the Issuing Bank or such other Recipient hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender, the Issuing Bank or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, the Issuing Bank or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender or Issuing Bank reasonably determines that any Change in Law regarding capital or liquidity requirements has the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender or Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.15. Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.10(b) and is revoked in accordance therewith), or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.18, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.16. Taxes. (a) Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.16) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) The Borrower shall indemnify the Administrative Agent, each Lender and each Issuing Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or such Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or an Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or an Issuing Bank, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.16(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed originals of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit C-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(4) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit C-2 or Exhibit C-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit C-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(f) If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.16, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.16 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

(g) Each Foreign Lender shall also comply with any certification, documentation, information or other reporting necessary to establish an exemption from withholding under FATCA and shall provide any other documentation reasonably requested by the Borrower or the Administrative Agent sufficient for the Administrative Agent and the Borrower to comply with their obligations under FATCA and to determine that such Lender has complied with such applicable reporting requirements.

(h) Each Lender shall indemnify the Borrower and the Administrative Agent within ten (10) days after demand therefor, for the full amount of any Excluded Taxes attributable to such Lender that are payable or paid by the Borrower or the Administrative Agent, and reasonable expenses arising therefrom or with respect thereto, whether or not such Excluded Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Borrower or the Administrative Agent, as applicable, shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document against any amount due to the Administrative Agent under this paragraph (h). The agreements in this paragraph (h) shall survive the resignation and/or replacement of the Administrative Agent.

(i) For purposes of this Section 2.16, the term “Lender” includes any Issuing Bank and the term “applicable law” includes FATCA.

SECTION 2.17. Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.14, 2.15 or 2.16, or otherwise) prior to 12:00 noon, New York City time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 270 Park Avenue, New York, New York, except payments to be made directly to an Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.14, 2.15, 2.16 and 10.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Banks hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Banks, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or Issuing Banks, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(c), 2.05(d) or (e), 2.06(b), 2.17(d) or 10.03(c), then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender for the benefit of the Administrative Agent, the Swingline Lender or the Issuing Banks to satisfy such Lender’s obligations to it under such Section until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under any such Section, in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

SECTION 2.18. Mitigation Obligations; Replacement of Lenders.

(a) If any Lender requests compensation under Section 2.14, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or 2.16, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender (i) requests compensation under Section 2.14, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, (ii) is or becomes a Defaulting Lender, or (iii) has failed to consent to a proposed amendment, waiver, discharge or termination which pursuant to the terms of Section 9.02 or any other provision of any Loan Document requires the consent of all affected Lenders and with respect to which the Required Lenders shall have granted their consent, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and if a Commitment is being assigned, the Issuing Banks), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.16, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

(c) Notwithstanding any Departing Lender’s failure or refusal to assign its rights, obligations, Loans and Commitments under this Section 2.18, the Departing Lender shall cease to be a “Lender” for all purposes of this Agreement and the Replacement Lender shall be substituted therefor upon payment to the Departing Lender by the Replacement Lender of all amounts set forth in this Section 2.18 without any further action of the Departing Lender.

SECTION 2.19 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) commitment fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.11(a);

(b) the Commitment and Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 10.02); provided, that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender affected thereby;

(c) if any Swingline Exposure or LC Exposure exists at the time such Lender becomes a Defaulting Lender then:

(i) all or any part of the Swingline Exposure and LC Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent the sum of all non-Defaulting Lenders’ Revolving Credit Exposures plus such Defaulting Lender’s Swingline Exposure and LC Exposure does not exceed the total of all non-Defaulting Lenders’ Commitments;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one Business Day following notice by the Administrative Agent (x) first, prepay such Swingline Exposure and (y) second, cash collateralize for the benefit of the relevant Issuing Banks only the Borrower’s obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.05(j) for so long as such LC Exposure is outstanding;

(iii) if the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.11(b)(i) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv) if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.11(a) and Section 2.11(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; and

(v) if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of any Issuing Bank or any other Lender hereunder, all commitment fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Commitment that was utilized by such LC Exposure) and letter of credit fees payable under Section 2.11(b)(i) with respect to such Defaulting Lender’s LC Exposure shall be payable to the relevant Issuing Bank until and to the extent that such LC Exposure is reallocated and/or cash collateralized; and

(d) so long as such Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Banks shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.19(c), and participating interests in any newly made Swingline Loan or any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.19(c)(i) (and such Defaulting Lender shall not participate therein).

If (i) a Bankruptcy Event with respect to a Lender Parent of any Lender shall occur following the date hereof and for so long as such event shall continue or (ii) the Swingline Lender or any Issuing Bank has knowledge that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Banks shall not be required to issue, amend or increase any Letter of Credit, unless the Swingline Lender or the Issuing Banks, as the case may be, shall have entered into arrangements with the Borrower or such Lender, satisfactory to the Swingline Lender or the Issuing Banks, as the case may be, to defease any risk to it in respect of such Lender hereunder.

In the event that the Administrative Agent, the Borrower, the Swingline Lender and the Issuing Banks each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.

ARTICLE III

Representations and Warranties

The Loan Parties represent and warrant to the Lenders that:

SECTION 3.01. Financial Condition. The audited consolidated and the unaudited consolidating balance sheet of the Parent and its consolidated Subsidiaries as of December 31, 2009 have heretofore been furnished to each Lender. Such financial statements (including the notes thereto) (i) except as otherwise noted, have been audited by Deloitte & Touche, LLP, (ii) have been prepared in accordance with GAAP consistently, applied throughout the periods covered thereby and (iii) present fairly (on the basis disclosed in the footnotes to such financial statements) the consolidated financial condition, results of operations and cash flows of the Parent and its consolidated Subsidiaries as of such date and for such periods. During the period from February 18, 2011 to and including the First Amendment Effective Date, there has been no sale, transfer or other disposition by the Parent or any of its Subsidiaries of any material part of the business or property of the Parent and its consolidated Subsidiaries, taken as a whole, and no purchase or other acquisition by any of them of any business or property (including any Equity Interests of any other person) material in relation to the consolidated financial condition of the Parent and its consolidated Subsidiaries, taken as a whole, in each case, which, is not reflected in the foregoing financial statements or in the notes thereto and has not otherwise been disclosed in writing to the Lenders on or prior to the First Amendment Effective Date.

SECTION 3.02. No Change. Since December 31, 2012, there have been no developments or events relating to or affecting the Loan Parties or any of their Subsidiaries which have had or would, in the aggregate, be reasonably expected to have a Material Adverse Effect.

SECTION 3.03. Organization; Existence; Compliance with Law. Each of the Loan Parties and their Subsidiaries (a) is a corporation duly organized, validly existing and is in good standing under the laws of the jurisdiction of its incorporation or organization, (b) has the corporate and other necessary power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, except to the extent that the failure to have such legal right would not be reasonably expected to have a Material Adverse Effect, (c) is duly qualified as a foreign entity and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, other than in such jurisdictions where the failure to be so qualified and in good standing would not, in the aggregate, be reasonably expected to have a Material Adverse Effect, and (d) is in compliance with all Requirements of Law, except to the extent that the failure to comply therewith would not, in the aggregate, be reasonably expected to have a Material Adverse Effect.

SECTION 3.04. Power; Authorization; Enforceable Obligatiovns. Each of the Loan Parties has the corporate and other necessary power and authority, and the legal right, to execute, deliver and perform the Loan Documents to which it is a party, and in the case of the Borrower, to borrow hereunder, and has taken all necessary corporate and, if required, stockholder action to authorize the execution, delivery and performance of the Loan Documents to which it is a party, and in the case of the Borrower, to authorize the borrowings on the terms and conditions of this Credit Agreement. No consent or authorization of, registration or filing with, notice to, or other action by or in respect of, any Governmental Authority or any other Person is required to be obtained or made by or on behalf of any Loan Party in connection with the borrowings hereunder or with the execution, delivery, performance, validity or enforceability of the Loan Documents to which such Loan Party is a party, except for consents, authorizations, notices and filings described in Schedule 3.04, all of which have been obtained or made or have the status described in such Schedule 3.04. This Credit Agreement has been, and each other Loan Document to which any Loan Party is a party will be, duly executed and delivered on behalf of the Loan Parties. This Credit Agreement constitutes, and each other Loan Document to which any Loan Party is a party when executed and delivered will constitute, a legal, valid and binding obligation of such Loan Party enforceable against such party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

SECTION 3.05. No Legal Bar. The execution, delivery and performance of the Loan Documents by the Loan Parties, the borrowings hereunder and the use of the proceeds thereof (a) except as set forth on Schedule 3.05, will not violate any Requirement of Law or contractual obligation of any Loan Party in any respect that would reasonably be expected to have a Material Adverse Effect, (b) except as set forth on Schedule 3.05, will not result in, or require, the creation or imposition of any Lien on any of the properties or revenues of any Loan Party pursuant to any such Requirement of Law or contractual obligation, and (c) will not violate or conflict with any provision of any Loan Party’s articles of incorporation or by-laws.

SECTION 3.06. No Material Litigation. Except as set forth on Schedule 3.06, no litigation, investigations or proceedings of or before any arbitrator or Governmental Authority are pending or, to the best knowledge of the Loan Parties, threatened by or against the Parent or any of its Subsidiaries or against any of their respective properties or revenues which (a) relate to any of the Loan Documents or any of the transactions contemplated thereby or (b) would, in the aggregate, be reasonably expected to have a Material Adverse Effect.

SECTION 3.07. No Default. No Loan Party is in default under or with respect to any of its contractual obligations in any respect which would, in the aggregate, be reasonably expected to have a Material Adverse Effect. No Default has occurred and is continuing.

SECTION 3.08. Ownership of Property; Liens. Each of the Loan Parties has good record and marketable title in fee simple to, or a valid leasehold interest in, all its material real property, and good title to, or a valid leasehold interest in, all its other material property, and none of such property is subject to any Lien, except for Permitted Liens.

SECTION 3.09. No Burdensome Restrictions. Except as set forth on Schedule 3.09, no Requirements of Law or contractual obligations of the Parent or any of its Subsidiaries would, in the aggregate, be reasonably expected to have a Material Adverse Effect.

SECTION 3.10. Taxes. The Parent and each of its Subsidiaries has filed or caused to be filed all United States federal income tax returns and all other material tax returns which, to the best knowledge of the Parent and its Subsidiaries, are required to be filed and has paid (a) all taxes shown to be due and payable on said returns or (b) all taxes shown to be due and payable on any assessments of which it has received notice made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any (i) taxes, fees or other charges with respect to which the failure to pay would not, in the aggregate, have a Material Adverse Effect or (ii) taxes, fees or other charges the amount or validity of which are currently being contested and with respect to which reserves in conformity with GAAP have been provided on the books of such Person), and no tax Lien has been filed, and, to the best knowledge of the Loan Parties, no claim is being asserted, with respect to any such tax, fee or other charge.

SECTION 3.11. ERISA. Except as set forth on Schedule 3.11, or as would, in the aggregate, not have a Material Adverse Effect:

(a) During the five-year period prior to the date on which this representation is made or deemed made: (i) no ERISA Event has occurred, and, to the best knowledge of the Loan Parties, no event or condition has occurred or exists as a result of which any ERISA Event could reasonably be expected to occur, with respect to any Plan; (ii) no “accumulated funding deficiency,” as such term is defined in Section 302 of ERISA and Section 412 of the Code, whether or not waived, has occurred with respect to any Plan; (iii) for plan years beginning on or after January 1, 2008, there has been no failure to meet the minimum funding standard of Section 412 of the Code with respect to a Plan (whether or not waived in accordance with Section 412(c) of the Code) or the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Plan; (iv) each Plan has been maintained, operated, and funded in compliance with its own terms and in material compliance with the provisions of ERISA, the Code, and any other applicable federal or state laws; and (v) no lien in favor of the PBGC or a Plan has arisen or is reasonably likely to arise on account of any Plan.

(b) Neither the Parent, the Borrower, nor any ERISA Affiliate has incurred, or, to the best knowledge of the Loan Parties, could be reasonably expected to incur, any Withdrawal Liability under ERISA to any Multiemployer Plan or Multiple Employer Plan that has not been paid prior to the Effective Date. Neither the Borrower, nor any ERISA Affiliate would become subject to any Withdrawal Liability under ERISA if the Borrower, or any ERISA Affiliate were to withdraw completely from all

Multiemployer Plans and Multiple Employer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. Neither the Parent, the Borrower, nor any ERISA Affiliate has received any notification that any Multiemployer Plan is in reorganization (within the meaning of Section 4241 of ERISA), is insolvent (within the meaning of Section 4245 of ERISA), or has been terminated (within the meaning of Title IV of ERISA), and no Multiemployer Plan is, to the best knowledge of the Loan Parties, reasonably expected to be in reorganization, insolvent, or terminated.

(c) No prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) or breach of fiduciary responsibility has occurred with respect to a Plan which has subjected or may subject the Parent, the Borrower or any ERISA Affiliate to any liability under Sections 406, 409, 502(i), or 502(l) of ERISA or Section 4975 of the Code, or under any agreement or other instrument pursuant to which the Parent, the Borrower or any ERISA Affiliate has agreed or is required to indemnify any person against any such liability.

SECTION 3.12. Governmental Regulations, Etc.

(a) No part of the proceeds of the Loans will be used, directly or indirectly, for the purpose of purchasing or carrying any “margin stock” within the meaning of Regulation U, or for the purpose of purchasing or carrying or trading in any securities. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form U1 or FR Form G3 referred to in said Regulation U. No indebtedness being reduced or retired out of the proceeds of the Loans was or will be incurred for the purpose of purchasing or carrying any margin stock within the meaning of Regulation U or any “margin security” within the meaning of Regulation T. “Margin stock” within the meanings of Regulation U does not constitute more than 25% of the value of the assets of the Parent and its Subsidiaries, taken as a whole. None of the transactions contemplated by this Credit Agreement (including, without limitation, the direct or indirect use of the proceeds of the Loans) will violate or result in a violation of the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or regulations issued pursuant thereto, or Regulation T, U or X.

(b) Neither the Borrower nor any other Loan Party is subject to regulation under the Investment Company Act of 1940, as amended. In addition, neither the Borrower nor any other Loan Party is an “investment company” registered or required to be registered under, or subject to regulation under, the Investment Company Act of 1940, as amended, and is not controlled by such a company.

(c) The Borrower and each other Loan Party has obtained all material licenses, permits, franchises or other governmental authorizations necessary to the ownership of its respective Property and to the conduct of its business.

(d) The Borrower and each other Loan Party is current with all material reports and documents, if any, required to be filed with any state or federal securities commission or similar agency and are in full compliance in all material respects with all applicable rules and regulations of such commissions.

SECTION 3.13. Subsidiaries. Except as set forth on Schedule 3.13, the Parent has no Subsidiaries.

SECTION 3.14. Purpose of Loans. Subject to the limitations contained in Section 3.12(a), the proceeds of the Loans hereunder shall be used solely for general corporate purposes. The Borrower will not request any Borrowing or Letter of Credit, and the Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing or Letter of Credit (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

SECTION 3.15. Environmental Matters. Except as set forth on Schedule 3.15 or, as would not, in the aggregate, have a Material Adverse Effect, to the best of the Parent or its Subsidiaries’ knowledge:

(a) Each of the facilities and properties owned, leased or operated by the Parent or any of its Subsidiaries (the “Properties”) and all operations at the Properties are in compliance with all applicable Environmental Laws, and there is no violation of any Environmental Law with respect to the Properties or the businesses operated by the Parent or any of its Subsidiaries (the “Businesses”), and there are no conditions relating to the Businesses or Properties that could give rise to liability under any applicable Environmental Laws.

(b) None of the Properties contains, or has previously contained, any Materials of Environmental Concern at, on or under the Properties in amounts or concentrations that constitute or constituted a violation of, or could give rise to liability under, Environmental Laws.

(c) Neither the Parent nor any of its Subsidiaries has received any written or verbal notice of, or inquiry from any Governmental Authority regarding, any violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the Businesses, nor does the Parent or any of its Subsidiaries have knowledge or reason to believe that any such notice will be received or is being threatened.

(d) No judicial proceeding or governmental or administrative action is pending or, to the best knowledge of any Loan Party, threatened, under any Environmental Law to which the Parent or any of its Subsidiaries is or will be named as a party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Parent or any of its Subsidiaries, the Properties or the Businesses.

(e) There has been no release or, threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations (including, without limitation, disposal) of the Parent or any of its Subsidiaries in connection with the Properties or otherwise in connection with the Businesses, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws.

SECTION 3.16. Disclosure. Each of the Parent and the Borrower disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its respective Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. Neither the Information Memorandum nor any of the other reports, financial statements, certificates or other information furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Credit Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Parent and the Borrower represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

SECTION 3.17. Anti-Corruption Laws and Sanctions. The Loan Parties have taken actions designed to ensure compliance by the Loan Parties, their respective Subsidiaries and their respective directors, officers and employees with Anti-Corruption Laws and applicable Sanctions, and the Loan Parties, their respective Subsidiaries and their respective officers and employees and, to the knowledge of any Loan Party, their directors are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of the Loan Parties, any Subsidiary or any of their respective directors, officers or employees acting or benefiting in any capacity from the credit facility established hereby is a Sanctioned Person. No Borrowing or Letter of Credit, use of proceeds or other transaction contemplated by the Credit Agreement will violate Anti-Corruption Laws or applicable Sanctions in any material respect.

SECTION 3.18. Private Placements. All Private Placement Agreements are described on Schedule 3.18 hereto. Complete and accurate copies of all Private Placement Agreements described on Schedule 3.18 have been delivered to the Administrative Agent prior to the First Amendment Effective Date. There is no event of default or event or condition which could become an event of default with notice or lapse of time or both, under any Private Placement Agreements.

SECTION 3.19. Shareholder Debt. All Indebtedness owing by the Parent of any of its Subsidiaries to any owner of any Equity Interests of the Parent or to any Affiliate of, or Person related to, any such owner is described on Schedule 3.19 hereto (collectively, the “Shareholder Debt”). Complete and accurate copies of samples describing certain items of the Shareholder Debt have been delivered to the Administrative Agent prior to the Effective Date, and all other documents, agreements and instruments evidencing any other Shareholder Debt are in substantially the same form. There is no event of default or event or condition which could become an event of default with notice or lapse of time or both, under any Shareholder Debt.

ARTICLE IV

Conditions

SECTION 4.01. Effective Date. The obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 10.02):

(a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b) The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Godfrey & Kahn, counsel for the Borrower, substantially the form of Exhibit D hereto with such changes thereto as approved by the Administrative Agent, and covering such other matters relating to the Borrower, this Agreement or the Transactions as the Required Lenders shall reasonably request. The Borrower hereby requests such counsel to deliver such opinion.

(c) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Borrower, the authorization of the Transactions and any other legal matters relating to the Borrower, this Agreement or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.

(d) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of the Borrower, stating that immediately after giving effect to this Credit Agreement and the other Loan Documents, (i) the Parent on a consolidated basis is Solvent, (ii) no Default exists, (iii) the representations and warranties set forth in Article III are true and correct, and (iv) the Parent on a consolidated basis is in compliance with all financial covenants on a Pro Forma Basis after giving effect to the initial borrowings and extensions of credit hereunder.

(e) The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.

(f) The Administrative Agent shall have received such other documents, agreements or information which may be reasonably requested by the Administrative Agent.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 10.02).

SECTION 4.02. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Banks to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a) The representations and warranties of the Loan Parties set forth in the Loan Documents shall be true and correct in all material respects (except that any representation or warranty which is already qualified as to materiality or by reference to Material Adverse Effect shall be true and correct in all respects) on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date; and

(b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

ARTICLE V

Affirmative Covenants

Each Loan Party hereby covenants and agrees that so long as this Credit Agreement is in effect or any amounts payable hereunder or under any other Loan Document shall remain outstanding, and until all of the Commitments hereunder shall have terminated:

SECTION 5.01. Information Covenants. The Borrower (and/or the Parent, as applicable) will furnish, or cause to be furnished, to the Administrative Agent for delivery to each Lender:

(a) Annual Financial Statements. As soon as available, and in any event within one hundred twenty (120) days after the close of each fiscal year of the Parent and its Subsidiaries, a consolidated and consolidating balance sheet and income statement of the Parent and its Subsidiaries, as of the end of such fiscal year, together with related consolidated statements of operations and retained earnings and of cash flows for such fiscal year, setting forth in comparative form consolidated figures for the preceding fiscal year, all such financial information described above to be in reasonable form and detail and audited (except for consolidating figures) and reported on by independent certified public accountants of recognized national standing and whose opinion shall be to the effect that such financial statements have been prepared in accordance with GAAP (except for changes with which such accountants concur) and shall not be limited as to the scope of the audit or qualified as to the status of the Parent and its Subsidiaries as a going concern or like qualification.

(b) Quarterly Financial Statements. As soon as available, and in any event within forty-five (45) days after the close of each of the first three fiscal quarters of each fiscal year of the Parent and its Subsidiaries a consolidated and consolidating balance sheet and income statement of the Parent and its Subsidiaries, as of the end of such fiscal quarter, together with related consolidated statements of operations and retained earnings and of cash flows for such fiscal quarter in each case setting forth in comparative form consolidated figures for the corresponding period of the preceding fiscal year, all such financial information described above to be in reasonable form and detail and reasonably acceptable to the Administrative Agent, and accompanied by a certificate of a Financial Officer of the Parent to the effect that such quarterly financial statements fairly present in all material respects the financial condition of the Parent and its Subsidiaries and have been prepared in accordance with GAAP, subject to changes resulting from audit and normal year-end audit adjustments.

(c) Officer’s Certificate. At the time of delivery of the financial statements provided for in Sections 5.01(a) and 5.01(b) above, a certificate of a Financial Officer of the Parent, substantially the form of Exhibit E hereto or such other form as agreed upon between the Borrower and the Administrative Agent, (i) demonstrating compliance with the financial covenants contained in Section 5.10 by calculation thereof as of the end of each such fiscal period, and (ii) stating that no Default exists, or if any Default does exist, specifying the nature and extent thereof and what action the Parent proposes to take with respect thereto.

(d) Accountant’s Certificate. Within the period for delivery of the annual financial statements provided in Section 5.01(a), a certificate of the accountants conducting the annual audit stating that they have reviewed this Credit Agreement and stating further whether, in the course of their audit, they have become aware of any Default pursuant to Section 5.10 and, if any such Default exists, specifying the nature and extent thereof.

(e) Auditor’s Reports. Within one hundred twenty (120) days after each fiscal year of the Parent, a copy of any other report or “management letter” submitted by independent accountants to the Parent or any of its Subsidiaries in connection with any annual, interim or special audit of the books of such Person together with a certificate from the treasurer of the Parent containing a computation of, and showing compliance with, each of the financial covenants contained in this Article V and to the effect that, such treasurer has not become aware of any Event of Default or any event or condition which, with the lapse of time or giving of notice to the Borrower, or both, would constitute an Event of Default, that has occurred and is continuing, or, if such treasurer has become aware of any such event, describing it and the steps, if any, being taken to cure it.

(f) Reports. Promptly upon transmission or receipt thereof, (a) copies of any filings and registrations with, and reports to or from, the Securities and Exchange Commission, or any successor agency, and copies of all financial statements, proxy statements, notices and reports as the Parent or any of its Subsidiaries shall send to its shareholders or to a holder of any Indebtedness owed by the Parent or any of its Subsidiaries in its capacity as such a holder and (b) upon the request of the Administrative Agent, all material reports and written information to and from the United States Environmental Protection Agency, or any state or local agency responsible for environmental matters, the United States Occupational Health and Safety Administration, or any state or local agency responsible for health and safety matters, or any successor agencies or authorities concerning environmental, health or safety matters.

(g) Notices. Upon obtaining knowledge thereof, the Parent and/or the Borrower will give written notice to the Administrative Agent immediately of (a) the occurrence of an event or condition consisting of a Default, specifying the nature and existence thereof and what action the Loan Parties propose to take with respect thereto, and (b) the occurrence of any of the following with respect to the Parent or any of its Subsidiaries (i) the pendency or commencement of any litigation, arbitral or governmental proceeding against such Person which if adversely determined is likely to have a Material Adverse Effect, (ii) the institution of any proceedings against such Person with respect to, or the receipt of notice by such Person of potential liability or responsibility for violation, or alleged violation of any federal, state or local law, rule or regulation, including but not limited to, Environmental Laws, the violation of which would likely have a Material Adverse Effect, or (iii) receipt of any notice or determination concerning the imposition of any Withdrawal Liability by a Multiemployer Plan against such Person or any ERISA Affiliate, the determination that a Multiemployer Plan is, or is expected to be, in reorganization within the meaning of Title IV of ERISA or the termination of any Plan or the occurrence of any ERISA Event.

(h) ERISA. Upon obtaining knowledge thereof, the Parent will give written notice to the Administrative Agent promptly (and in any event within five (5) Business Days) of: (i) of any event or condition, including, but not limited to, any Reportable Event, that constitutes, or might reasonably lead to, an ERISA Event; (ii) with respect to any Multiemployer Plan, the receipt of notice as prescribed in ERISA or otherwise of any Withdrawal Liability assessed against the Parent or any of its ERISA Affiliates, or of a determination that any Multiemployer Plan is in reorganization or insolvent (both within the meaning of Title IV of ERISA); (iii) the failure to make full payment on or before the due date (including extensions) thereof of all amounts which the Parent, any of the Subsidiaries of the Parent or any ERISA Affiliate is required to contribute to each Plan pursuant to its terms and as required to meet the minimum funding standard set forth in ERISA and the Code with respect thereto; or (iv) any change in the funding status of any Plan that reasonably could be expected to have a Material Adverse Effect; together, with a description of any such event or condition or a copy of any such notice and a statement by a Financial Officer of the Parent briefly setting forth the details regarding such event, condition, or notice, and the action, if any, which has been or is being taken or is proposed to be taken by the Loan Parties with respect thereto. Promptly upon request, the Parent shall furnish the Administrative Agent and the Lenders with such additional information concerning any Plan as may be reasonably requested, including, but not limited to, copies of each annual report/return (Form 5500 series), as well as all schedules and attachments thereto required to be filed with the Department of Labor and/or the Internal Revenue Service pursuant to ERISA and the Code, respectively, for each “plan year” (within the meaning of Section 3(39) of ERISA).

(i) Other Information. With reasonable promptness upon any such request, such other information regarding the business, properties or financial condition of the Parent or any of its Subsidiaries as the Administrative Agent or the Required Lenders may reasonably request.

SECTION 5.02. Preservation of Existence and Franchises. Except as a result of or in connection with a dissolution, merger or disposition of a Subsidiary permitted under Section 6.04(a), Section 6.04(b) or Section 6.04(c), the Parent will, and will cause each of its Subsidiaries to, do all things necessary to preserve and keep in full force and effect its existence, rights, franchises and authority.

SECTION 5.03. Books and Records. The Parent will, and will cause each of its Subsidiaries to, keep complete and accurate books and records of its transactions in accordance with good accounting practices on the basis of GAAP (including the establishment and maintenance of appropriate reserves).

SECTION 5.04. Compliance with Law. The Parent will, and will cause each of its Subsidiaries to, comply with Requirements of Law (including, without limitation all Environmental Laws) and all applicable restrictions imposed by all Governmental Authorities, applicable to it and its property if noncompliance with any such Requirements of Law or restriction would, in the aggregate, have a Material Adverse Effect. Each Loan Party will take actions designed to ensure compliance by the Loan Parties, their respective Subsidiaries and their respective directors, officers and employees with Anti-Corruption Laws and applicable Sanctions.

SECTION 5.05. Payment of Taxes and Other Indebtedness. Except as otherwise provided pursuant to the terms of clause (ii) the definition of “Permitted Liens” set forth in Section 1.01, the Parent will, and will cause each of its Subsidiaries to, pay and discharge (i) all taxes, assessments and governmental charges or levies imposed upon it, or upon its income or profits, or upon any of its properties, before they shall become delinquent (except for taxes, assessments and charges being contested in good faith and for which adequate reserves in accordance with GAAP have been set aside), (ii) all lawful claims (including claims for labor, materials and supplies) which, if unpaid, might give rise to a Lien upon any of its properties, and (iii) except as prohibited hereunder, all of its other Indebtedness as it shall become due.

SECTION 5.06. Insurance. The Parent will, and will cause each of its Subsidiaries to, at all times maintain in full force and effect insurance (including worker’s compensation insurance, liability insurance, casualty insurance and business interruption insurance) in such amounts, covering such risks and liabilities and with such deductibles or self-insurance retentions as are in accordance with normal industry practice.

SECTION 5.07. Maintenance of Property. The Parent will, and will cause each of its Subsidiaries to, maintain and preserve its properties and equipment material to the conduct of its business in good repair, working order and condition, normal wear and tear and casualty and condemnation excepted, and will make, or cause to be made, in such properties and equipment from time to time all repairs, renewals, replacements, extensions, additions, betterments and improvements thereto as may be needed or proper, to the extent and in the manner customary for companies in similar businesses.

SECTION 5.08. Use of Proceeds. The Borrower will use the proceeds of the Loans solely for the purposes set forth in Section 3.14 and in compliance with Section 3.12(a).

SECTION 5.09. Audits/Inspections. Upon reasonable notice and during normal business hours, the Parent will, and will cause each of its Subsidiaries to, permit representatives appointed by the Administrative Agent, including, without limitation, independent accountants, agents, attorneys, and appraisers to visit and inspect its property, including its books and records, its accounts receivable and inventory, its facilities and its other business assets, and to make photocopies or photographs thereof and to write down and record any information such representative obtains and shall permit the Administrative Agent or its representatives to investigate and verify the accuracy of information provided to the Lenders and to discuss all such matters with the officers, employees and representatives of such Person and its independent accountants.

SECTION 5.10. Financial Covenants. The Parent shall:

(a) Consolidated Net Worth. Not permit Consolidated Net Worth at any time to be less than the sum of $550,000,000 plus 50% of positive Consolidated Net Income as of the end of each fiscal quarter (commencing with the fiscal quarter ending December 31, 2013), such quarterly increases to be cumulative and in no event shall such required amount be reduced by losses in any fiscal quarter.

(b) Maintenance of Consolidated Net Debt Coverage Ratio. Not permit the Consolidated Net Debt Coverage Ratio to be greater than 3.25 to 1.0 as of the last day of any calendar quarter.

SECTION 5.11. Additional Loan Parties. Excluding for purposes hereof INS Insurance, Inc. and Schneider Receivables Corporation (but only so long as Schneider Receivables Corporation is a Receivables Financing SPC), each of which shall not be a Guarantor hereunder, where Domestic Subsidiaries of the Borrower or the Parent which are not Loan Parties hereunder (the “Non-Guarantor Subsidiaries”) shall at any time constitute more than either

(i) twenty percent (20%), in the aggregate, of Consolidated Total Assets, or

(ii) twenty percent (20%), in the aggregate, of Consolidated Net Income,

(collectively, the “Threshold Requirement”), the Borrower and/or the Parent shall so notify the Administrative Agent and shall cause one or more Domestic Subsidiaries to become a “Guarantor” hereunder by (a) executing a Joinder Agreement and (b) delivering such other documentation as the Administrative Agent may reasonably request in connection with the foregoing, including, without limitation, certified resolutions and other organizational and authorizing documents of such Person and favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to above), all in form, content and scope reasonably satisfactory to the Administrative Agent such that immediately after the joinder of such Domestic Subsidiaries as Guarantors hereunder, the remaining Non-Guarantor Subsidiaries shall not, either individually or as a group, exceed the Threshold Requirement. The Borrower and the Parent represent to the Lenders that no notification is required under this Section 5.11 as of the First Amendment Effective Date.

SECTION 5.12. Nature of Business. The Parent and its Subsidiaries may engage in any business, if, as a result, when taken as a whole, the general nature of the business of the Parent and its Subsidiaries would not be substantially changed from the general nature of the business of the Parent and its Subsidiaries on the Effective Date.

ARTICLE VI

Negative Covenants

Each Loan Party hereby covenants and agrees that, so long as this Credit Agreement is in effect or any amounts payable hereunder or under any other Loan Document shall remain outstanding, and until all of the Commitments hereunder shall have terminated:

SECTION 6.01. Indebtedness. The Parent will not, nor will it permit any of its Subsidiaries to, contract, create, incur, assume or permit to exist any Indebtedness, except:

(a) Indebtedness arising under this Credit Agreement and the other Loan Documents;

(b) Indebtedness hereafter incurred in connection with Permitted Liens;

(c) Indebtedness set forth in Schedule 6.01;

(d) Guaranty Obligations permitted under Section 6.03;

(e) additional Indebtedness of the Subsidiaries of the Parent that are not Loan Parties in an amount not to exceed $50,000,000 in the aggregate for all such Subsidiaries so long as no Default has occurred and is continuing or would result therefrom;

(f) Indebtedness among the Parent and its Subsidiaries in the ordinary course of business; and

(g) other Indebtedness of a Loan Party provided that immediately after any such Indebtedness is incurred, after giving effect on a Pro Forma Basis to the incurrence of such Indebtedness and to the concurrent retirement of any other Indebtedness of the Parent and its Subsidiaries, no Default would exist hereunder.

SECTION 6.02. Liens. The Parent will not, nor will it permit any of its Subsidiaries to, contract, create, incur, assume or permit to exist any Lien with respect to any of their Property, whether now owned or after acquired, except for Permitted Liens.

SECTION 6.03. Guaranties, Loans or Advances. The Parent will not, nor will it permit any of its Subsidiaries to, become or be a guarantor or surety of, or otherwise become or be responsible in any manner (whether by agreement to purchase any obligations, Equity Interests, assets, goods or services, or to supply or advance any funds, assets, goods or services, or otherwise) with respect to, any undertaking of any other Person or entity or otherwise incur or permit any Guaranty Obligation, or make or permit to exist any loans or advances to any other Person or entity, except for

(a) the endorsement, in the ordinary course of collection, of instruments payable to it or its order;

(b) the Guaranty Obligations of any Loan Party pursuant to Article VIII;

(c) guaranties executed by the Parent pursuant to which the Parent guarantees any liability or obligation of any direct or indirect Subsidiary of the Parent (including without limitation any such liability or obligation of the Borrower), provided that such Subsidiary is permitted to incur such liability or obligation pursuant to the terms hereof; and

(d) other obligations otherwise prohibited under this subsection not in excess of $50,000,000 in the aggregate;

(e) Indebtedness permitted by Section 6.01(f);

(f) the funding of loans and leases by Schneider Finance, Inc. to third parties (that are not Affiliates) in the ordinary course of its business; and

(g) any guarantee by a Guarantor of senior Indebtedness incurred by the Borrower so long as such Indebtedness is pari passu with the Loan Party Obligations.

SECTION 6.04. Consolidation, Merger, Sale or Purchase of Assets, etc. The Parent will not, nor will it permit any of its Subsidiaries to:

(a) except in connection with a disposition of assets permitted by the terms of subsection (c) below, dissolve, liquidate or wind up their affairs;

(b) enter into any transaction of merger or consolidation; provided, however, that, so long as no Default has occurred and is continuing or would be directly or indirectly caused as a result thereof, (i) the Parent or the Borrower may merge or consolidate with any of the Borrower, the Parent or its Subsidiaries, as applicable, provided that the Borrower or the Parent is the surviving entity and (ii) any Subsidiary of the Parent (other than the Borrower) may merge or consolidate with any other Subsidiary of the Parent, provided that if either Subsidiary is a Guarantor the surviving entity shall be or become a Guarantor;

(c) sell, lease, transfer or otherwise dispose of a substantial part of its Property (including without limitation pursuant to any sale and leaseback transaction) other than (i) the sale or lease of inventory in the ordinary course of business for fair consideration, (ii) the sale or disposition of machinery and equipment no longer used or useful in the conduct of such Person’s business and (iii) the sale of accounts in connection with a Permitted Receivables Financing; or

(d) unless such action is approved by the board of directors of such Person and so long as no Default has occurred and is continuing or would be directly or indirectly caused as a result thereof, (i) purchase or otherwise acquire any Equity Interests of any Person in excess of 10% of the Equity Interests of such Person, (ii) purchase or otherwise acquire any assets of any Person in excess of 10% of the value of the assets of such Person, and (iii), except as otherwise provided in subsection (b) above, merge or consolidate with such Person.

For purposes of this Section 6.04 only, a sale, transfer, conveyance, lease or other disposition of assets shall be deemed to be a “substantial part” of its Property only if the value of such assets, when added to the value of all other assets sold, transferred, conveyed, leased or otherwise disposed of by the Parent or any Subsidiary (other than in the normal course of business) during the same fiscal year, exceeds 15% of the Parent’s Consolidated Total Assets determined as of the end of the immediately preceding fiscal year. As used in the preceding sentence, the term “value” shall mean, with respect to any asset disposed of, the greater of such asset’s book or fair market value as of the date of disposition, with “book value” being the value of such asset as would appear immediately prior to such disposition on a consolidated balance sheet of the Parent prepared in accordance with GAAP. Upon the sale of assets or the sale of Equity Interests of a Guarantor as otherwise permitted by this Section 6.04, so long as no Event of Default shall occur or be continuing, the Administrative Agent, on behalf of the Lenders, shall release such Guarantor from its obligations under the Loan Documents.

SECTION 6.05. Transactions with Affiliates. The Parent will not, nor will it permit any of its Subsidiaries to, enter into or permit to exist any transaction or series of transactions with any officer, director, shareholder, Subsidiary or Affiliate of such Person other than (a) advances of working capital to any Loan Party, (b) transactions permitted by Section 6.01, Section 6.03 or Section 6.04(b), (c) normal compensation and reimbursement of expenses of officers and directors and (d) except as otherwise specifically limited in this Credit Agreement, other transactions which are entered into in the ordinary course of such Person’s business on terms and conditions substantially as favorable to such Person as would be obtainable by it in a comparable arms-length transaction with a Person other than an officer, director, shareholder, Subsidiary or Affiliate.

SECTION 6.06. Shareholder Debt. No Loan Party will amend, supplement of otherwise modify any Shareholder Debt Document, and no Loan Party will directly or indirectly voluntarily prepay, defease or in substance defease, purchase, redeem, retire or otherwise acquire, any Shareholder Debt unless both before and after giving effect thereto on a Pro Forma Basis (i) no Default exists or would be caused thereby and (ii) the total of the Revolving Credit Exposures is at least $50,000,000 less than the total Commitments; provided that this Section 6.06 does not limit regularly scheduled mandatory payments required under the Shareholder Debt.

SECTION 6.07. Restricted Payments. The Parent will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except (a) the Parent may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its common stock, (b) Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests, and (c) any other Restricted Payment may be declared and paid, provided that no Default exists or would be caused thereby on a Pro Forma Basis giving effect to such Restricted Payment.

ARTICLE VII

Events of Default

If any of the following events (“Events of Default”) shall occur:

(a) Payment. Any Loan Party shall

(i) default in the payment when due of any principal of any of the Loans or of any reimbursement obligations arising from drawings under Letters of Credit, or

(ii) default, and such defaults shall continue for three (3) or more Business Days, in the payment when due of any interest on the Loans or on any reimbursement obligations arising from drawings under Letters of Credit, or of any Fees or other amounts owing hereunder, under any of the other Loan Documents or in connection herewith or therewith; or

(b) Representations. Any representation, warranty or statement made or deemed to be made by any Loan Party herein, in any of the other Loan Documents, or in any statement or certificate delivered or required to be delivered pursuant hereto or thereto shall prove untrue in any material respect on the date as of which it was made or deemed to have been made; or

(c) Covenants. Any Loan Party shall

(i) default in the due performance or observance of any term, covenant or agreement contained in Sections 5.01(g), 5.02, 5.10, 5.11 or 6.01 through 6.05, inclusive, or

(ii) default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in subsections (a), (b) or (c)(i) of this Article VII) contained in this Credit Agreement and such default shall continue unremedied for a period of at least thirty (30) days after the earlier of a responsible officer of a Loan Party becoming aware of such default or notice thereof by the Administrative Agent or any Lender.

(d) Other Loan Documents. (i) Any Loan Party shall default in the due performance or observance of any term, covenant or agreement in any of the other Loan Documents (subject to applicable grace or cure periods, if any), or (ii) except as the result of or in connection with a dissolution, merger or disposition of a Subsidiary permitted by Section 6.04(a), Section 6.04(b) or Section 6.04(c), any Loan Document shall fail to be in full force and effect or to give the Administrative Agent and/or the Lenders the Liens, rights, powers and privileges purported to be created thereby; or

(e) Guaranties. Except as the result of or in connection with a dissolution, merger or disposition of a Subsidiary permitted by Section 6.04(a), Section 6.04(b) or Section 6.04(c), the guaranty given by any Guarantor hereunder (including any Additional Loan Party) or any provision thereof shall cease to be in full force and effect, or any Guarantor (including any Additional Loan Party) hereunder or any Person acting by or on behalf of such Guarantor shall deny or disaffirm such Guarantor’s obligations under such guaranty, or any Guarantor shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to any guaranty; or

(f) Bankruptcy, etc.

(i) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (a) liquidation, reorganization or other relief in respect of any Loan Party or any Significant Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (b) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or any Significant Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(ii) any Loan Party or any Significant Subsidiary shall (a) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (b) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in subsection (i) of this clause (f), (c) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or any Significant Subsidiary or for a substantial part of its assets, (d) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (e) make a general assignment for the benefit of creditors or (f) take any corporate or similar action for the purpose of effecting any of the foregoing; or

(iii) any Loan Party or any Significant Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due.

(g) Defaults under Other Indebtedness. With respect to any Indebtedness under any Private Placement Agreement or other Indebtedness in an aggregate principal amount of at least $25,000,000 (other than Indebtedness outstanding under this Credit Agreement) (A) any Loan Party shall (1) default in any payment (beyond the applicable grace period with respect thereto, if any) with respect to any such Indebtedness, or (2) the occurrence and continuance of a default in the observance or performance relating to such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event or condition shall occur or condition exist, the effect of which default or other event or condition is to cause, or permit, the holder or holders of such Indebtedness (or trustee or agent on behalf of such holders) to cause (whether or not any required notice shall have been given or lapse of time shall have occurred or other applicable grace period shall have expired), any such Indebtedness to become due prior to its stated maturity; or (B) any such Indebtedness shall be declared due and payable, or required to be prepaid other than by a regularly scheduled required prepayment, prior to the stated maturity thereof; or

(h) Judgments. One or more judgments or decrees shall be entered against the Parent or any of its Subsidiaries involving a liability of $50,000,000 or more in the aggregate (to the extent not paid or covered by insurance provided by a carrier who has acknowledged coverage) and any such judgments or decrees shall not have been vacated, discharged or stayed or bonded pending appeal within sixty (60) days from the entry thereof; or

(i) ERISA. Any of the following events or conditions, if such event or condition reasonably could be expected to have a Material Adverse Effect: (1) any failure to meet the minimum funding standard of Section 412 of the Code with respect to a Plan (whether or not waived in accordance with Section 412(c) of the Code) or the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Plan or any Lien shall arise on the assets of the Parent, any Subsidiary of the Parent or any ERISA Affiliate in favor of the PBGC or a Plan; (2) an ERISA Event shall occur with respect to a Single Employer Plan, which is, in the reasonable opinion of the Administrative Agent, likely to result in the termination of such Plan for purposes of Title IV of ERISA; (3) an ERISA Event shall occur with respect to a Multiemployer Plan or Multiple Employer Plan, which is, in the reasonable opinion of the Administrative Agent, likely to result in (i) the termination of such Plan for purposes of Title IV of ERISA, or (ii) the Parent, any Subsidiary of the Parent or any ERISA Affiliate incurring any liability in connection with a withdrawal from, reorganization of (within the meaning of Section 4241 of ERISA), or insolvency or (within the meaning of Section 4245 of ERISA) such Plan; or (4) any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) or breach of fiduciary responsibility shall occur which may subject the Parent, any Subsidiary of the Parent or any ERISA Affiliate to any liability under Sections 406, 409, 502(i), or 502(l) of ERISA or Section 4975 of the Code, or under any agreement or other instrument pursuant to which the Parent, any Subsidiary of the Parent or any ERISA Affiliate has agreed or is required to indemnify any person against any such liability; or

(j) Ownership. There shall occur a Change in Control.

then, and in every such event (other than an event with respect to the Borrower described in clause (f) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (f) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

ARTICLE VIII

Guaranty

SECTION 8.01 The Guarantee. Each of the Guarantors hereby jointly and severally guarantees to the Administrative Agent and each Lender, the prompt payment of the Loan Party Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, a mandatory cash collateralization or otherwise) strictly in accordance with the terms thereof. The Guarantors hereby further agree that if any of the Loan Party Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as mandatory cash collateralization or otherwise), the Guarantors will, jointly and severally, promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Loan Party Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

Notwithstanding any provision to the contrary contained herein or in any other of the Loan Documents, to the extent the obligations of a Guarantor shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or federal law relating to fraudulent conveyances or transfers) then the obligations of each Guarantor hereunder shall be limited to the maximum amount that is permissible under applicable law (whether federal or state and including, without limitation, the Bankruptcy Code).

SECTION 8.02 Obligations Unconditional. The obligations of the Guarantors under Section 8.01 hereof are joint and several, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Loan Documents or any other agreement or instrument referred to therein, or any substitution, release or exchange of any other guarantee of or security for any of the Loan Party Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 8.02 that the obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances. Each Guarantor agrees that such Guarantor shall have no right of subrogation, indemnity, reimbursement or contribution against the Borrower or any other Guarantor of the Loan Party Obligations for amounts paid under the guaranty hereunder until such time as the Lenders have been paid in full, all Commitments under this Credit Agreement have been terminated and no Person or Governmental Authority shall have any right to request any return or reimbursement of funds from the Lenders in connection with monies received under the Loan Documents. Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by law, the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder which shall remain absolute and unconditional as described above:

(i) at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Loan Party Obligations shall be extended, or such performance or compliance shall be waived;

(ii) any of the acts mentioned in any of the provisions of any of the Loan Documents or any other agreement or instrument referred to in the Loan Documents shall be done or omitted;

(iii) the maturity of any of the Loan Party Obligations shall be accelerated, or any of the Loan Party Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Loan Documents, any Swap Agreement or any other agreement or instrument referred to in the Loan Documents shall be waived or any other guarantee of any of the Loan Party Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;

(iv) any Lien granted to, or in favor of, the Administrative Agent or any Lender or Lenders as security for any of the Loan Party Obligations shall fail to attach or be perfected; or

(v) any of the Loan Party Obligations shall be determined to be void or voidable (including, without limitation, for the benefit of any creditor of any Guarantor) or shall be subordinated to the claims of any Person (including, without limitation, any creditor of any Guarantor).

With respect to its obligations hereunder, each Guarantor hereby expressly waives acceptance, diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Administrative Agent or any Lender exhaust any right, power or remedy or proceed against any Person under any of the Loan Documents or any other agreement or instrument referred to in the Loan Documents, or against any other Person under any other guarantee of, or security for, any of the Loan Party Obligations.

SECTION 8.03 Reinstatement. The obligations of the Guarantors under this Article VIII shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Loan Party Obligations is rescinded or must be otherwise restored by any holder of any of the Loan Party Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each Guarantor agrees that it will indemnify the Administrative Agent and each Lender on demand for all reasonable costs and expenses (including, without limitation, fees and expenses of counsel) incurred by the Administrative Agent or such Lender in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

SECTION 8.04 Certain Additional Waivers. Each Guarantor further agrees that such Guarantor shall have no right of recourse to security for the Loan Party Obligations, except through the exercise of the rights of subrogation pursuant to Section 8.02.

SECTION 8.05 Remedies. The Guarantors agree that, to the fullest extent permitted by law, as between the Guarantors, on the one hand, and the Administrative Agent and the Lenders, on the other hand, the Loan Party Obligations may be declared to be forthwith due and payable as provided in Article IX hereof (and shall be deemed to have become automatically due and payable in the circumstances provided in said Article IX). In the event of such declaration (or the Loan Party Obligations being deemed to have become automatically due and payable), the Loan Party Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Guarantors for purposes of said Section 8.01.

SECTION 8.06 Rights of Contribution. The Guarantors hereby agree, as among themselves, that if any Guarantor shall become an Excess Funding Guarantor (as defined below), each other Guarantor shall, on demand of such Excess Funding Guarantor (but subject to the succeeding provisions of this Section 8.06), pay to such Excess Funding Guarantor an amount equal to such Guarantor’s Pro Rata Share (as defined below and determined, for this purpose, without reference to the properties, assets, liabilities and debts of such Excess Funding Guarantor) of such Excess Payment (as defined below). The payment obligation of any Guarantor to any Excess Funding Guarantor under this Section 8.06 shall be subordinate and subject in right of payment to the prior payment in full of the obligations of such Guarantor under the other provisions of this Article VIII, and such Excess Funding Guarantor shall not exercise any right or remedy with respect to such excess until payment and satisfaction in full of all of such obligations. For purposes hereof, (i) “Excess Funding Guarantor” shall mean, in respect of any obligations arising under the other provisions of this Article VIII (hereafter, the “Guaranteed Obligations”), a Guarantor that has paid an amount in excess of its Pro Rata Share of the

Guaranteed Obligations; (ii) “Excess Payment” shall mean, in respect of any Guaranteed Obligations, the amount paid by an Excess Funding Guarantor in excess of its Pro Rata Share of such Guaranteed Obligations; and (iii) “Pro Rata Share”, for the purposes of this Section 8.06, shall mean, for any Guarantor, the ratio (expressed as a percentage) of (a) the amount by which the aggregate present fair saleable value of all of its assets and properties exceeds the amount of all debts and liabilities of such Guarantor (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of such Guarantor hereunder) to (b) the amount by which the aggregate present fair saleable value of all assets and other properties of the Borrower and all of the Guarantors exceeds the amount of all of the debts and liabilities (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of the Borrower and the Guarantors hereunder) of the Borrower and all of the Guarantors, all as of the Effective Date (if any Guarantor becomes a party hereto subsequent to the Effective Date, then for the purposes of this Section 8.06 such subsequent Guarantor shall be deemed to have been a Guarantor as of the Effective Date and the information pertaining to, and only pertaining to, such Guarantor as of the date such Guarantor became a Guarantor shall be deemed true as of the Effective Date).

SECTION 8.07 Continuing Guarantee. The guarantee in this Article VIII is a continuing guarantee of payment, and shall apply to all Loan Party Obligations whenever arising.

SECTION 8.08 Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this guarantee in respect of a Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 8.08 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 8.08 or otherwise under this guarantee voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 8.08 shall remain in full force and effect until the termination of all Swap Obligations. Each Qualified ECP Guarantor intends that this Section 8.08 constitute, and this Section 8.08 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

ARTICLE IX

The Administrative Agent

Each of the Lenders and the Issuing Banks hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.02), and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.02) or in the absence of its own gross negligence or wilful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents (which sub-agents shall be Affiliates of the Administrative Agent or, if selected with reasonable care, any other Person, provided that, if no Default exists, without the consent of the Borrower all material duties of the Administrative Agent shall be performed by the Administrative Agent or one of its Affiliates) appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Banks and the Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor, subject to the consent of the Borrower (which consent shall not be unreasonably withheld); provided that the Borrower’s consent shall not be required if a Default exists. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 10.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

The Administrative Agent shall have no obligation whatsoever to any of the Lenders to assure that collateral, if any, for the Loan Party Obligations exists or is owned by the Loan Parties or is cared for, protected, or insured or has been encumbered, or that the Liens granted to the Administrative Agent therein have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure, or fidelity, or to continue exercising, any of the rights, authorities, and powers granted or available to the Administrative Agent pursuant to any of the Loan Documents, it being understood and agreed that in respect of any such collateral, or any act, omission, or event related thereto, the Administrative Agent may act in any manner it may deem appropriate, in its sole discretion given the Administrative Agent’s own interest in such collateral in its capacity as one of the Lenders and that the Administrative Agent shall have no other duty or liability whatsoever to any Lender as to any of the foregoing.

Each Lender hereby appoints each other Lender as its agent for the purpose of perfecting Liens, for the benefit of the Administrative Agent and the Lenders, in assets which, in accordance with Article 9 of the UCC or any other applicable law can be perfected only by possession or control. Should any Lender (other than the Administrative Agent) obtain possession of any such collateral, such Lender shall notify the Administrative Agent thereof, and, promptly upon the Administrative Agent’s request therefor shall deliver such collateral to the Administrative Agent or otherwise deal with such collateral in accordance with the Administrative Agent’s instructions.

Each Lender hereby agrees as follows: (a) such Lender is deemed to have requested that the Administrative Agent furnish such Lender, promptly after it becomes available, a copy of each report (the “Reports”) prepared by or on behalf of the Administrative Agent; (b) such Lender expressly agrees and acknowledges that neither the Administrative Agent nor any Related Party (i) makes any representation or warranty, express or implied, as to the completeness or accuracy of any Report or any of the information contained therein, or (ii) shall be liable for any information contained in any Report; (c) such Lender expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that the Administrative Agent, any of its Related Parties or any other party performing any audit or examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties’ books and records, as well as on representations of the Loan Parties’ personnel and that the Administrative Agent and its Related Parties undertake no obligation to update, correct or supplement the Reports; (d) such Lender agrees to keep all Reports confidential and strictly for its internal use, not share the Report with any Loan Party and not to distribute any Report to any other Person except as otherwise permitted pursuant to this Agreement; and (e) without limiting the generality of any other indemnification provision contained in this Agreement, such Lender agrees (i) that neither the Administrative Agent nor any of its Related Parties shall be liable to such Lender or any other Person receiving a copy of the Report for any inaccuracy or omission contained in or relating to a Report, (ii) to conduct its own due diligence investigation and make credit decisions with respect to the Loan Parties based on such documents as such Lender deems appropriate without any reliance on the Reports or on the Administrative Agent or any of its Related Parties, (iii) to hold the Administrative Agent and any such other Person preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with any Loan or Letter of Credit that the indemnifying Lender has made or may make to the Loan Parties, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, any Loan Party Obligations and (iv) to pay and protect, and indemnify, defend, and hold the Administrative Agent and any such other Person preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including reasonable attorney fees) incurred by the Administrative Agent and any such other Person preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

The Lenders hereby empower and authorize the Administrative Agent to execute and deliver to the Loan Parties on their behalf any agreements executed by any Loan Party granting a security interest in any collateral to secure the Loan Party Obligations and all related agreements, documents or instruments as shall be necessary or appropriate to effect the purposes of such documents. In its capacity, the Administrative Agent is a “representative” of the Lenders and their respective Affiliates within the meaning of the term “secured party” as defined in the UCC. The Lenders hereby empower and authorize the Administrative Agent to execute and deliver to the Loan Parties on their behalf any agreements, documents or instruments as shall be necessary or appropriate to effect any releases or subordinations of such collateral which shall be permitted by the terms hereof or of any other Loan Document or which shall otherwise have been approved by the Required Lenders in writing (unless such release is required to be approved by all of the Lenders hereunder), and to take all action contemplated thereby. Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent’s authority to release particular types or items of such collateral pursuant hereto.

None of the Lenders identified in this Agreement as the Syndication Agent or as a documentation agent or other similar title shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as Lenders. The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Administrative Agent) authorized to act for, any other Lender.

Except with respect to the exercise of setoff rights of any Lender, in accordance with Section 10.08, the proceeds of which are applied in accordance with this Agreement, each Lender agrees that it will not take any action, nor institute any actions or proceedings, against any Loan Party or with respect to any Loan Document, without the prior written consent of the Required Lenders or, as may be provided in this Agreement or the other Loan Documents, with the consent of the Administrative Agent. The Administrative Agent shall have the exclusive right on behalf of the Lenders to enforce the payment of the principal of and interest and other amounts due under the Obligations. Each Lender agrees that no Lender (other than the Administrative Agent) shall have the right individually to seek to realize upon the security granted by any Loan Document, it being understood and agreed that such rights and remedies may be exercised solely by the Administrative Agent for the benefit of the Lenders upon the terms of the Loan Documents.

ARTICLE X

Miscellaneous

SECTION 10.01. Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i) if to a Loan Party, to it at Schneider National Leasing, Inc., 3101 S. Packerland Drive, Green Bay, Wisconsin 54313, Attn: Denise M. Lukowitz, Telecopy: (920) 592-3848;

(ii) if to the Administrative Agent or Swingline Lender, to JPMorgan Chase Bank, N.A., Loan and Agency Services, 10 South Dearborn, 7th Floor, Chicago, Illinois 60603, Mail Code IL1-0010, Attention: Margaret Seweryn, Telecopy No. (888)-266-8058; and

(iii) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

SECTION 10.02. Waivers; Amendments. (a) No failure or delay by the Administrative Agent, the Issuing Banks or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Loan Parties and the Required Lenders or by the Loan Parties and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section

2.17(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, except as permitted hereunder, (v) release all or substantially all such collateral without the written consent of each Lender; (vi) release the Borrower without the written consent of each Lender; (vii) release any material Guarantor except in connection with a sale of such Guarantor permitted hereunder without the written consent of each Lender; or (viii) change any of the provisions of this Section or the definition of “Required Lenders”, or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender, except as permitted hereunder; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Issuing Banks or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, the Issuing Banks or the Swingline Lender, as the case may be.

(c) Notwithstanding anything in this Agreement to the contrary, if the Administrative Agent and the Borrower shall have jointly identified an obvious error or any error or omission of a technical or immaterial nature, in each case, in any provision of the Loan Documents, then the Administrative Agent and the Borrower shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders within five (5) Business Days following receipt of notice thereof.

(d) Notwithstanding anything in this Agreement to the contrary, the Loan Parties, the Required Lenders and the Administrative Agent may enter into amendments or modifications to this Agreement (including, without limitation, amendments to this Section 10.02 and/or Section 2.17) or any of the other Loan Documents or enter into additional Loan Documents in order to effectuate the terms of any amendment which extends the maturity date of any of the Commitments (including the Loans and Letters of Credit thereunder) or New Term Loans with respect to fewer than all of the Lenders thereof (any of the foregoing so extended, the “Extended Facilities”, and any of the foregoing that has not been so extended, the “Non-Extended Facilities”) and other changes to accommodate such extended maturities, provided that (i) the terms and conditions applicable to the Extended Facilities are substantially the same as the terms and conditions applicable to the Non-Extended Facilities, except for (x) covenants or other provisions applicable only to periods after the Maturity Date of the Non-Extended Facilities and (y) interest rates and fees (which may be higher for the Extended Facilities), (ii) the modifications of any pro rata sharing or payment provisions shall be limited to changes to allow for non-pro rata payments on Non-Extended Facilities at the final maturity thereof and other changes to allow for the extended maturity date(s), and (iii) no maturity date of any Commitment (including the Loans and Letters of Credit thereunder) or New Term Loan of any Lender or any scheduled payment thereof may be extended without the consent of such Lender.

(e) Notwithstanding anything in this Agreement to the contrary, this Agreement may be amended or modified (i) by the Administrative Agent and the Borrower in accordance with Section 2.08 and (ii) otherwise with the written consent of the Required Lenders, the Administrative Agent and the Loan Parties (x) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Obligations and (y) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

SECTION 10.03. Expenses; Indemnity; Damage Waiver. (a) The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Issuing Bank or any Lender, including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent, any Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket reasonable expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) The Borrower shall indemnify the Administrative Agent, each Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Parent or any of its Subsidiaries, or any Environmental Liability related in any way to the Parent or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or wilful misconduct of such Indemnitee.

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent, any Issuing Bank or the Swingline Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, the relevant Issuing Bank or the Swingline Lender, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the relevant Issuing Bank or the Swingline Lender in its capacity as such.

(d) To the extent permitted by applicable law, the Loan Parties shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e) All amounts due under this Section shall be payable promptly after written demand therefor.

SECTION 10.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Loan Party without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)(i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A) the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if a Default has occurred and is continuing, any other Eligible Assignee; provided, however, that the Borrower shall be deemed to have consented to any such assignment unless it shall have objected thereto by written notice to the Administrative Agent within five Business Days after having received written notice thereof;

(B) the Administrative Agent; and

(C) the Issuing Banks and the Swing Line Lender.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 to be paid by the assignor and/or assignee;

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more Credit Contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower, the other Loan Parties and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws; and

(E) the assignee shall be an Eligible Assignee.

For the purposes of this Section 10.04(b), the term “Approved Fund” has the following meaning:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.16 and 10.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section, provided that any such assignment or transfer shall be to an Eligible Assignee.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Banks and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.04(c), 2.05(d) or (e), 2.06(b), 2.17(d) or 10.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)(i) Any Lender may, without the consent of the Borrower, the Administrative Agent, the Issuing Banks or the Swingline Lender, sell participations to one or more Eligible Assignees (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 10.02(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.14, 2.15 and 2.16 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.17(c) as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.14 or 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.16 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.16(e) as though it were a Lender.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 10.05. Survival. All covenants, agreements, representations and warranties made by the Loan Parties herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.14, 2.15, 2.16 and 10.03 and Article IX shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 10.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This

Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or electronic mail message shall be effective as delivery of a manually executed original counterpart of this Agreement.

SECTION 10.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 10.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of any Loan Party against any of and all the obligations of any Loan Party now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 10.09. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) Each Loan Party hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against any Loan Party or its properties in the courts of any jurisdiction.

(c) Each Loan Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 10.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 10.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 10.12. Confidentiality. Each of the Administrative Agent, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, provided that any such assignee or Participant, or prospective assignee or Participant, is an Eligible Assignee, or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis from a source other than a Loan Party. For the purposes of this Section, “Information” means all information received from a Loan Party relating to a Loan Party or its business, other than any such information that is available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by a Loan Party; provided that, in the case of information received from a Loan Party after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information and such degree of care is reasonable.

SECTION 10.13. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 10.14. USA PATRIOT Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act.

SECTION 10.15. Material Non-Public Information.

(a) EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 10.12 FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

(b) ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE LOAN PARTIES AND THEIR RELATED PARTIES AND THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

SCHNEIDER NATIONAL LEASING, INC.

By
Name:
Title:

SCHNEIDER NATIONAL, INC.

By
Name:
Title:

SCHNEIDER RESOURCES, INC.

By
Name:
Title:

SCHNEIDER FINANCE, INC.

By
Name:
Title:

SCHNEIDER NATIONAL CARRIERS, INC.

By
Name:
Title:

JPMORGAN CHASE BANK, N.A., individually and as Administrative Agent

By
Name:
Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION

By
Name:
Title:

U.S. BANK NATIONAL ASSOCIATION

By
Name:
Title:

BANK OF AMERICA, N.A.

By
Name:
Title:

BMO HARRIS FINANCING, INC.

By
Name:
Title:

PNC BANK, NATIONAL ASSOCIATION

By
Name:
Title:

ASSOCIATED BANK, N.A.

By
Name:
Title:

HSBC BANK USA, NATIONAL ASSOCIATION

By
Name:
Title:

Schedule 1.01 to the Credit Agreement

EXISTING LETTERS OF CREDIT

BENEFICIARY	L/C AMOUNT	MATURITY	BANK	BANK LOC #
The Travelers Indemnity Company	$2,775,000.00	3/17/14	Wells Fargo Bank	SM236811W
Insurance Co. of North America and/or Pacific Employers Insurance Co.	$1,500,000.00	2/22/14	Wells Fargo Bank	SM236679W
Liberty Mutual Insurance Company	$54,393,533.00	6/3/14	Wells Fargo Bank	SM234615W
Ohio Bureau of Workers’ Compensation	$890,000.00	6/1/14	Wells Fargo Bank	SM234598W
Durfee Property LLC	$1,675,087.00	11/30/13	Wells Fargo Bank	SM236314W
One North Dearborn Properties, LLC	$100,000.00	11/1/14	Wells Fargo Bank	SM236234W
Old Republic Insurance Company	$7,772,960.00	3/1/14	Wells Fargo Bank	IS0024032U
Corporation of the Township of Puslinch	$25,000.00 CAD	1/21/14	Bank of Montreal	BMTO9951OS
Old Republic Insurance Company	$50,000.00 CAD	3/13/2014	Bank of Montreal	BMTO398638OS

Schedule 2.01 to the Credit Agreement

COMMITMENT SCHEDULE

SCHNEIDER NATIONAL

Lender	Title	Commitment
JPMorgan Chase Bank, N.A.	Administrative Agent	$50,000,000.00
Wells Fargo Bank, National Association	Syndication Agent	$50,000,000.00
U.S. Bank National Association	Documentation Agent	35,000,000.00
Bank of America, N.A.	Documentation Agent	$30,000,000.00
BMO Harris Financing, Inc.	Documentation Agent	$25,000,000.00
PNC Bank National Association	Participant	$22,500,000.00
Associated Bank, N.A.	Participant	$22,500,000.00
HSBC Bank, USA, National Association	Participant	$15,000,000.00
	Total:	$250,000,000.00

Schedule 3.04 to the Credit Agreement

POWER; AUTHORIZATION; ENFORCEABLE OBLIGATIONS

None.

Schedule 3.05 to the Credit Agreement

NO LEGAL BAR

None.

Schedule 3.06 to the Credit Agreement

NO MATERIAL LITIGATION

Morris Bickley et al. v. Schneider National Carriers, Inc. (“SNC”) Case No. 3:08-CV-05806-JSW is a consolidated class action pending in the Northern District of California. In it, plaintiffs allege that SNC failed to pay or provide minimum wages, vacation and overtime pay, provide meal and rest periods and adequate wage statements in violation of the California labor Code. It is important to note that virtually every major trucking company doing business in California is being subjected to similar claims, including Con-Way Freight, Inc., CRST Van Expedited, Inc., FedEx Freight, Inc., Gordon Trucking, Inc., JB Hunt Transport Services, Knight Transport, Inc., May Trucking Company, Penske Logistics, LLC, Swift Transportation Co., Werner Enterprises, among others. The company is vigorously defending the claims, and is reasonably confident that certain of the claims will be found to have been preempted by federal law. The case is stayed pending a decision by the 9th Circuit Court of Appeals on the preemption issue. Moreover, although a class has been certified, recently developing case law is supportive of a motion for decertification. Class decertification would dramatically reduce any potential exposure. Nevertheless, a fundamental question of law related to the propriety of an all-inclusive mileage rate method of pay under California law will likely not be definitively decided until such matter reaches the California Supreme Court which may be years from today. In the event that (a) the claim is not preempted by federal law, (b) the class is not decertified, and (c) it is ultimately determined that that an all-inclusive mileage rate is inconsistent with California state law, the amount of damages, while difficult to reasonably estimate given the number of variables, could be several million dollars.

Schedule 3.09 to the Credit Agreement

NO BURDENSOME RESTRICTIONS

None.

Schedule 3.11 to the Credit Agreement

ERISA

None.

Schedule 3.13 to Credit Agreement

SUBSIDIARIES

Schneider Enterprise Resources, LLC

Schneider National Foundation, Inc.

Schneider Transport, Inc.

Schneider Tank Lines, Inc.

Schneider Transportation Management, Inc.

Schneider Intermodal Marketing, Inc.

Schneider National Leasing, Inc.

Schneider Finance, Inc.

Optimodal, LLC

Schneider Receivables Corporation

Schneider National Carriers, Inc.

Schneider Training Academy, Inc.

Schneider Resources, Inc.

Schneider International Operations, LLC

Schneider Distribution Services, LLC

Schneider Logistics Transloading and Distribution, Inc.

Schneider Logistics Transportation, Inc.

Schneider Specialized Carriers, Inc.

Schneider Logistics, Inc.

INS Insurance, Inc.

Schneider National Bulk Carriers, Inc.

Schneider IEP, Inc.

Schneider Asset Based Logistics, Inc.

N61GB, LLC

4488 International Holding Company, Ltd.

Schneider Logistics (Tianjin) Co., Ltd.

Schneider Logistics Canada, Ltd.

Schneider National de Mexico, S.A. de C.V.

Schneider National Carriers, Ltd.

Schneider Training Academy Canada, Ltd.

Schneider Leasing de Mexico S. de R.L. de C.V.

Schneider Dedicados Express, S.A. de C.V.

2

Schedule 3.15 to the Credit Agreement

ENVIRONMENTAL MATTERS

None.

Schedule 3.18 to Credit Agreement

PRIVATE PLACEMENTS

				Current
	Interest	Date	Maturity	Outstanding
Senior Notes	Rate	Borrowed	Date	Balance
5.43% Senior Notes, Wachovia as Agent	5.43%	12.16.03	12.16.13	27,000,000.00
5.44% Senior Notes, Wachovia as Agent	5.44%	2.2.04	2.2.14	23,000,000.00
4.83% Senior Notes, Bank of America as Agent	4.83%	5.7.10	5.7.17	100,000,000.00
2.91% Senior Notes, Bank of America and US Bank as Agent	2.91%	9.25.13	9.25.20	30,000,000.00
3.55% Senior Notes, Bank of America and US Bank as Agent	3.55%	9.25.13	9.25.23	70,000,000.00
Private Shelf Facility; Prudential Investment Management

Schedule 3.19 to Credit Agreement

SHAREHOLDER DEBT

				Current
	Interest	Date	Maturity	Outstanding
Senior Notes	Rate	Borrowed	Date	Balance
Shareholder Debt 2004-P1A	5.80%	1.6.04	1.6.14	$6,907,736.80
Shareholder Debt 2004-D1A	5.80%	1.6.04	1.6.14	6,907,736.80
Shareholder Debt 2004-D1B	5.80%	1.6.04	1.6.14	12,365,500.00
Shareholder Debt 2004-P2A	5.80%	1.6.04	1.6.14	15,682,678.90
Shareholder Debt 2004-D2A	5.80%	1.6.04	1.6.14	15,682,678.90

Schedule 6.01 to Credit Agreement

INDEBTEDNESS

		CURRENT	LONG-TERM	TOTAL
DESCRIPTION	BORROWER	10.31.13	10.31.13	10.31.13
Private Placements
5.43% 10 yr. Senior Notes Due 12/16/13 (Wachovia as Agent, Issued: 12/16/03)	SNL	27,000,000.00	—	27,000,000.00
5.44% 10 yr. Senior Notes Due 2/2/14 (Wachovia as Agent, Issued: 2/2/04)	SNL	23,000,000.00	—	23,000,000.00
4.83% 7 yr. Senior Notes Due 5/7/17 (BOA as Agent Issued: 5/7/10)	SNL	—	100,000,000.00	100,000,000.00
2.91% 7 yr. Senior Notes Due 9/25/20 ( BOA and US Bank as Agent Issued: 9/25/13)	SNL	—	30,000,000.00	30,000,000.00
3.55% 10 yr. Senior Notes Due 9/25/23 ( BOA and US Bank as Agent Issued: 9/25/13)	SNL	—	70,000,000.00	70,000,000.00
Private Shelf Facility $120M expires 6/28/14 (Prudential Investment Management as Amended 6/28/11)	SNL	—	—	—

	Total Private Placements	50,000,000.00	200,000,000.00	250,000,000.00
Bank Revolving Credit Facilites
JPMorgan Chase, as Admin. Agent for Credit Agreement Due 02/18/16 - Issued 2/18/11 - 5year - $250,000,000.00	SNL	—	—	—
Accounts Receivable Securitization
Wells Fargo Accounts Receivable Facility Due 3/31/15 Issued 3/31/11-4 year-$125,000,000.00	SRC	—	—	—

** amending to expand to $200,000,000 - 4 year term
Capitalized Leases
Real Estate
Obetz Facility Lease (Term is 7/1/10-6/1/20)	SRI	35,194.62	707,698.22	742,892.84
Equipment Lease
BOA-TRACTOR Lease (Term is 12/13/11 - 12/23/16)	SNL	1,496,642.70	5,691,782.21	7,188,424.91
BOA-TRAILER Lease (Term is 12/13/11 - 12/23/19)	SNL	1,905,021.80	14,649,280.05	16,554,301.85

	Total Capitalized Leases	3,436,859.12	21,048,760.48	24,485,619.60
Other
Special Debt 2004-P1A (Due 1/6/14)	SNI	6,907,736.80	—	6,907,736.80
Special Debt 2004-D1A (Due 1/6/14)	SNI	6,907,736.80	—	6,907,736.80
Special Debt 2004-D1B (Due 1/6/14)	SNI	12,365,500.00	—	12,365,500.00
Special Debt 2004-P2A (Due 1/6/14)	SNI	15,682,678.90	—	15,682,678.90
Special Debt 2004-D2A (Due 1/6/14)	SNI	15,682,678.90	—	15,682,678.90

	Total Other	57,546,331.40	—	57,546,331.40

	TOTAL DEBT	$110,983,190.52	$221,048,760.48	$332,031,951.00

*** CONFIDENTIAL ***

Schedule 6.02 to Credit Agreement

LIENS

None.

EXHIBIT A

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and is an Affiliate/Approved Fund of [identify Lender]]

3.	Borrower:	Schneider National Leasing, Inc.

4.	Administrative Agent:	JPMorgan Chase Bank, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement:	The Credit Agreement dated as of February 18, 2011 among Schneider National Leasing, Inc., the Guarantors and Lenders parties thereto, JPMorgan Chase Bank, N.A., as Administrative Agent

6.	Assigned Interest:

Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans
	$	$	%
	$	$	%
	$	$	%

Effective Date:                     , 20             [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The Assignee agrees to deliver to the Administrative Agent a completed Administrative Questionnaire in which the Assignee designates one or more Credit Contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower, the Loan Parties their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Title:

2

Consented to and Accepted:

JPMORGAN CHASE BANK, N.A., as
Administrative Agent

By
Title:

[If Required - Consented to:]

SCHNEIDER NATIONAL LEASING, INC.

By
Title:

3

ANNEX 1

SCHNEIDER NATIONAL LEASING, INC.

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section              thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT B

JOINDER AGREEMENT

THIS JOINDER AGREEMENT (the “Agreement”), dated as of                     , 20        , is by and between                     , a                     (the “Subsidiary”), and JPMORGAN CHASE BANK, N.A., in its capacity as Administrative Agent under that certain Credit Agreement (as it may be amended, modified, extended or restated from time to time, the “Credit Agreement”), dated as of February 18, 2011, by and among SCHNEIDER NATIONAL LEASING, INC., a Nevada corporation (the “Borrower”), the other Loan Parties party thereto, the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent. All of the defined terms in the Credit Agreement are incorporated herein by reference.

The Subsidiary is an Additional Credit Party, and, consequently, the Credit Parties are required by Section 5.11 of the Credit Agreement to cause the Subsidiary to become a “Guarantor”.

Accordingly, the Subsidiary hereby agrees as follows with the Administrative Agent, for the benefit of the Lenders:

1. The Subsidiary hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the Subsidiary will be deemed to be a party to the Credit Agreement and a “Guarantor” for all purposes of the Credit Agreement, and shall have all of the obligations of a Guarantor thereunder as if it had executed the Credit Agreement. The Subsidiary hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions applicable to the Guarantors contained in the Credit Agreement. Without limiting the generality of the foregoing terms of this paragraph 1, the Subsidiary hereby (i) jointly and severally together with the other Guarantors, guarantees to each Lender and the Administrative Agent, as provided in Section 4 of the Credit Agreement, the prompt payment and performance of the Credit Party Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise) strictly in accordance with the terms thereof.

2. The address of the Subsidiary for purposes of all notices and other communications is                     ,                             , Attention of                      (Facsimile No.                         ).

3. The Subsidiary hereby waives acceptance by the Administrative Agent and the Lenders of the guaranty by the Subsidiary under Section 4 of the Credit Agreement upon the execution of this Agreement by the Subsidiary.

4. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute one contract.

5. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, the Subsidiary has caused this Joinder Agreement to be duly executed by its authorized officer, and the Administrative Agent, for the benefit of the Lenders, has caused the same to be accepted by its authorized officer, as of the day and year first above written.

[SUBSIDIARY]

By:
Name:
Title:

Acknowledged and accepted:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

2

EXHIBIT C

LENDER ADDITION AND ACKNOWLEDGEMENT AGREEMENT

Dated:             , 201

Reference is made to the Credit Agreement (as amended or modified from time to time, the “Credit Agreement”), dated as of February 18, 2011, is among SCHNEIDER NATIONAL LEASING, INC., the Guarantors and Lenders party thereto, JPMORGAN CHASE BANK, N.A., as Administrative Agent. Capitalized terms which are defined in the Credit Agreement and which are used herein without definition shall have the same meanings herein as in the Credit Agreement.

The Borrower and                              (the “[New or Current] Lender”) agree as follows:

1. Pursuant to Section [2.08(d)][2.08(e)] of the Credit Agreement and this Lender Addition and Acknowledgement Agreement, the Borrower hereby [describe transaction under Section [2.08(d)][2.08(e)] of the Credit Agreement]). This Lender Addition and Acknowledgement Agreement is entered into pursuant to, and authorized by, Section [2.08(d)][2.08(e)] of the Credit Agreement of the Credit Agreement.

2. The parties hereto acknowledge and agree that, as of the date hereof and after giving effect to this Lender Addition and Acknowledgment Agreement, the Commitment of each Lender under the Credit Agreement, including without limitation, the [New or Current] Lender, are set forth on the Commitment Schedule hereto, and that the Commitment Schedule hereto replaces the Commitment Schedule to the Credit Agreement as of the Effective Date.

3. [If requested by the Current Lender, the Current Lender attaches the notes delivered to it under the Credit Agreement and requests that the Borrower exchange such notes for new notes in the amount of its revised Commitment][ If requested by the New Lender, the New Lender requests that the Borrower issue notes in the amount of its Commitment.]

4. The [New or Current] Lender (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Lender Addition and Acknowledgment Agreement and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to execute and perform this Lender Addition and Acknowledgment Agreement and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent specified herein, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Lender Addition and Acknowledgment Agreement on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached to this Lender Addition and Acknowledgment Agreement is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by it; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

5. The effective date for this Lender Addition and Acknowledgement Agreement shall be (the “Effective Date”). Following the execution of this Lender Addition and Acknowledgement Agreement, it will be delivered to the Administrative Agent for the consent of the Administrative Agent and acceptance and recording in the Register.

6. Upon such consents, acceptance and recording, from and after the Effective Date, the [New or Current] Lender shall be a party to the Credit Agreement and the other Loan Documents to which Lenders are parties and to the extent provided in this Lender Addition and Acknowledgement Agreement, have the rights and obligations of a Lender under each such agreement.

7. Upon such consents, acceptance and recording, from and after the Effective Date, the Administrative Agent shall make all payments in respect of the interest assigned hereby (including payments of principal, interest, fees and other amounts) to the [New or Current] Lender.

8. The Borrower represents and warrants to the Administrative Agent and the Lenders that (a) no Default shall have occurred and be continuing hereunder as of the Effective Date; and (b) the representations and warranties made by the Borrower and contained in Article III of the Credit Agreement are true and correct in all material respects on and as of the Effective Date with the same effect as if made on and as of such date (other than those representations and warranties that by their terms speak as of a particular date, which representations and warranties shall be true and correct in all material respects as of such particular date).

9. Except as expressly amended hereby, each Borrower agrees that the Credit Agreement and the other Loan Documents are ratified and confirmed and shall remain in full force and effect, and that it has no set off, counterclaim, or defense with respect to any of the foregoing.

10. This Lender Addition and Acknowledgment Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns. This Lender Addition and Acknowledgment Agreement may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Lender Addition and Acknowledgment Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Lender Addition and Acknowledgment Agreement. This Lender Addition and Acknowledgment Agreement shall be governed by, and construed in accordance with, the law of the State of New York.

SCHNEIDER NATIONAL LEASING, INC.

By
Name:
Title:

[CURRENT LENDER OR NEW LENDER]

By
Name:
Title:

2

Acknowledged and Consented to:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By
Name:
Title:

3

EXHIBIT D

FORM OF OPINION

February 18, 2011

To the Lenders and the Administrative

    Agent Referred to Below

c/o JP Morgan Chase Bank, N.A.

as Administrative Agent

Loan and Agency Services

10 South Dearborn, 7th Floor

Chicago, Illinois 60603

Ladies and Gentlemen:

We have acted as counsel to Schneider National Leasing, Inc., a Nevada corporation (the “Borrower”), Schneider National, Inc., a Wisconsin corporation (the “Parent”) and its subsidiaries, Schneider National Carriers, Inc., a Nevada corporation, Schneider Resources, Inc., a Wisconsin corporation, and Schneider Finance, Inc., a Wisconsin corporation (together with the Parent, the “Guarantors”), in connection with the execution and delivery of that certain Credit Agreement dated as of February 18, 2011 (the “Credit Agreement”), among the Borrower, the Guarantors, the several Lenders from time to time party thereto and JP Morgan Chase Bank, N.A., as Administrative Agent, and Wells Fargo Bank, National Association, as Syndication Agent, and the transactions contemplated thereby. The Borrower and the Guarantors are sometimes hereinafter referred to collectively as the “Loan Parties,” and each individually as a “Loan Party.”

This opinion is being delivered pursuant to Section 4.01(b) of the Credit Agreement at the request of the Borrower. Capitalized terms used herein but not otherwise defined herein shall have the respective meanings accorded such terms in the Credit Agreement.

In rendering the opinions expressed below, we have examined the Loan Documents and originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers of the Loan Parties, have made such inquiries of such officers and representatives and have conducted such other investigations of fact and law as we have deemed necessary or advisable for the opinions hereinafter set forth. We have also examined originals or copies of the certificate of incorporation and bylaws of each Loan Party and the resolutions of the Board of Directors of each Loan Party.

In making the examinations described above, we have assumed the genuineness of all signatures (other than the signatures of the Loan Parties), the capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents. We have also assumed the due authorization, execution and delivery of the Loan Documents by all parties thereto (other than the Loan Parties) and the binding effect of such documents on such other parties. As to the valid existence, and good standing of the Loan Parties, we have relied exclusively upon certificates of appropriate governmental officials as to such matters.

Based upon the foregoing and subject to the qualifications stated herein, we are of the opinion that:

1.	Each of the Loan Parties is a corporation duly organized, validly existing and in good standing under the laws of the State of its incorporation and has the corporate power to own its properties and to transact the business in which it is currently engaged, and, to our knowledge, is qualified to do business in and is in good standing in each other jurisdiction where it is required to be qualified except for such instances which would not have a Material Adverse Effect upon the operations of such entity.

2.	Each of the Loan Parties has the corporate power to execute, deliver and perform the terms and provisions of each of the Loan Documents to which it is a party and has duly taken or caused to be taken all necessary corporate and, if required, stockholder action to authorize the execution, delivery and performance by it of each of such Loan Documents.

3.	Each Loan Party has duly executed and delivered each of the Loan Documents to which it is a party. We note that the Loan Documents are governed by the laws of the State of New York. If the Loan Documents were governed by the laws of the State of Wisconsin, each such Loan Document constitutes a legal, valid and binding obligation of such Loan Party, enforceable against such Loan Party thereto in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

4.	Neither the execution and delivery of the Loan Documents by any Loan Party thereto, nor the consummation by them of the transactions contemplated therein, will (a) violate or conflict with any provision of its certificate of incorporation or bylaws, (b) violate, contravene or conflict with any law, regulation, order, writ, judgment, injunction, decree or permit known by us to be applicable to it (including without limitation Regulation U of the Board), (c) violate, contravene or conflict with contractual provisions of, or cause a default under, any indenture, loan agreement, mortgage, deed of trust, contract or other agreement or instrument to which any of the Loan Parties is a party or by which any Loan Party may be bound (except as disclosed in the Credit Agreement, including, but not limited to, Schedule 3.05 thereto), or (d) to our knowledge, result in or require the creation of any Lien (other than those contemplated in or created in connection with the Loan Documents) upon or with respect to the properties or assets of any Loan Party.

5.	No consent, approval, authorization or order of, or filing, registration or qualification with, any court or Governmental Authority or third party in respect of any Loan Party is required in connection with the execution, delivery or performance of the Loan Documents by a Loan Party, or if required, such consent, approval and authorization has been obtained and is in full force and effect.

6.	To our knowledge (i) there are no judicial, administrative or arbitration orders, awards or proceedings pending or threatened against or affecting any Loan Party in any court or before any Governmental Authority or arbitration board or tribunal that, if adversely determined, could have a Material Adverse Effect or that involve the Loan Documents and (ii) without limiting the generality of the terms of clause (i) above, there does not exist any order, decree, judgment, ruling or injunction which restrains the consummation of the transactions made the subject of the Loan Documents.

7.	None of the Loan Parties is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

We express no opinion regarding the enforceability of provisions relating to late payment fees, the establishment of fiduciary relationships, obligations of indemnification or contribution, consent to service and venue and waiver of jury trial.

Wherever we indicate that our opinion is to our knowledge or to things known by us, our opinion is, with your permission, based solely on (i) the representations and warranties of the Loan Parties set forth in the Loan Documents; (ii) the current conscious awareness of the facts or other information of the attorneys currently with this firm who have represented the Loan Parties in connection with the transactions contemplated in the Loan Documents and of any other attorneys presently in our firm whom we have determined are likely, in the course of representing the Loan Parties, to have knowledge of the matters covered by this opinion; and (iii) the Officers’ Certificates attached hereto as Exhibit A-1, A-2 and A-3.

We are members of the bar of the State of Wisconsin and the foregoing opinion is limited to the laws of the State of Wisconsin and the Federal laws of the United States of America.

This letter is furnished only to you and is solely for your benefit in connection with the transactions contemplated by the Loan Documents; provided, however, our opinion may be relied upon by any Person who becomes a Lender under the Credit Agreement in compliance with Section 10.04 thereof. This opinion is not to be used, circulated, quoted or otherwise relied upon by any other person or entity or, for any other purpose, without our prior written consent.

Very truly yours,

GODFREY & KAHN, S.C.

Exhibit A-1 to Legal Opinion

Officers’ Certificate

The undersigned, Darrel L. Luebke, Secretary/Treasurer of Schneider Finance, Inc., Schneider Resources, Inc., and Schneider National Carriers, Inc., hereby certifies to Godfrey & Kahn, S.C., (“Godfrey & Kahn”), for purposes of Godfrey & Kahn’s opinion (the “Opinion”) rendered pursuant to Section 4.01(b) of that certain Credit Agreement dated February 18, 2011, between the financial institutions parties thereto (the “Lender(s)”), JP Morgan Chase Bank, N.A. as Administrative Agent, and Wells Fargo Bank, National Association, as Syndication Agent, as follows (capitalized terms not defined herein shall have the meanings ascribed to them in the Opinion):

1. Each of the Loan Parties is qualified to do business and is in good standing in each jurisdiction where it is required to be so qualified outside of such Loan Party’s respective state of incorporation, except for such instances which would not have a Material Adverse Effect, as defined in the Credit Agreement.

2. Neither the execution and delivery of the Loan Documents by any Loan Party thereto, nor the consummation by them of the transactions contemplated therein, will violate, contravene or conflict with contractual provisions of, or cause a default under, any indenture, loan agreement, mortgage, deed of trust, contract or other agreement or instrument to which any of the Loan Parties is a party or by which any Loan Party may be bound (except as disclosed in the Credit Agreement, including, but not limited to, Schedule 3.05 thereto).

3. There are no judicial, administrative or arbitration orders, awards or proceedings pending or threatened against or affecting any Loan Party in any court or before any Governmental Authority or arbitration board or tribunal that, if adversely determined, could have a Material Adverse Effect or that involve the Loan Documents and there does not exist any order, decree, judgment, ruling or injunction which restrains the consummation of the transactions made the subject of the Loan Documents.

4. Godfrey & Kahn may rely on any and all Officer’s Certificates given by Loan Parties to the Administrative Agent or the Lender(s).

IN WITNESS WHEREOF, the undersigned has executed this Officer’s Certificate as of the ___ day of February, 2011.

Darrel L. Luebke, Secretary/Treasurer
Schneider Finance, Inc.
Schneider Resources, Inc.
Schneider National Carriers, Inc.

Exhibit A-2 to Legal Opinion

Officers’ Certificate

The undersigned, Denise M. Lukowitz, Secretary/Treasurer of Schneider National Leasing, Inc., hereby certifies to Godfrey & Kahn, S.C., (“Godfrey & Kahn”), for purposes of Godfrey & Kahn’s opinion (the “Opinion”) rendered pursuant to Section 4.01(b) of that certain Credit Agreement dated February 18, 2011, between the financial institutions parties thereto (the “Lender(s)”), JP Morgan Chase Bank, N.A. as Administrative Agent, and Wells Fargo Bank, National Association, as Syndication Agent, as follows (capitalized terms not defined herein shall have the meanings ascribed to them in the Opinion):

1. Each of the Loan Parties is qualified to do business and is in good standing in each jurisdiction where it is required to be so qualified outside of such Loan Party’s respective state of incorporation, except for such instances which would not have a Material Adverse Effect, as defined in the Credit Agreement.

2. Neither the execution and delivery of the Loan Documents by any Loan Party thereto, nor the consummation by them of the transactions contemplated therein, will violate, contravene or conflict with contractual provisions of, or cause a default under, any indenture, loan agreement, mortgage, deed of trust, contract or other agreement or instrument to which any of the Loan Parties is a party or by which any Loan Party may be bound (except as disclosed in the Credit Agreement, including, but not limited to, Schedule 3.05 thereto).

3. There are no judicial, administrative or arbitration orders, awards or proceedings pending or threatened against or affecting any Loan Party in any court or before any Governmental Authority or arbitration board or tribunal that, if adversely determined, could have a Material Adverse Effect or that involve the Loan Documents and there does not exist any order, decree, judgment, ruling or injunction which restrains the consummation of the transactions made the subject of the Loan Documents.

4. Godfrey & Kahn may rely on any and all Officer’s Certificates given by Loan Parties to the Administrative Agent or the Lender(s).

IN WITNESS WHEREOF, the undersigned has executed this Officer’s Certificate as of the ___ day of February, 2011.

Denise M. Lukowitz, Secretary/Treasurer
Schneider National Leasing, Inc.

Exhibit A-3 to Legal Opinion

Officers’ Certificate

The undersigned, Thomas E. Vandenberg, Assistant Secretary of Schneider National, Inc., hereby certifies to Godfrey & Kahn, S.C., (“Godfrey & Kahn”), for purposes of Godfrey & Kahn’s opinion (the “Opinion”) rendered pursuant to Section 4.01(b) of that certain Credit Agreement dated February 18, 2011, between the financial institutions parties thereto (the “Lender(s)”), JP Morgan Chase Bank, N.A. as Administrative Agent, and Wells Fargo Bank, National Association, as Syndication Agent, as follows (capitalized terms not defined herein shall have the meanings ascribed to them in the Opinion):

1. Each of the Loan Parties is qualified to do business and is in good standing in each jurisdiction where it is required to be so qualified outside of such Loan Party’s respective state of incorporation, except for such instances which would not have a Material Adverse Effect, as defined in the Credit Agreement.

2. Neither the execution and delivery of the Loan Documents by any Loan Party thereto, nor the consummation by them of the transactions contemplated therein, will violate, contravene or conflict with contractual provisions of, or cause a default under, any indenture, loan agreement, mortgage, deed of trust, contract or other agreement or instrument to which any of the Loan Parties is a party or by which any Loan Party may be bound (except as disclosed in the Credit Agreement, including, but not limited to, Schedule 3.05 thereto).

3. There are no judicial, administrative or arbitration orders, awards or proceedings pending or threatened against or affecting any Loan Party in any court or before any Governmental Authority or arbitration board or tribunal that, if adversely determined, could have a Material Adverse Effect or that involve the Loan Documents and there does not exist any order, decree, judgment, ruling or injunction which restrains the consummation of the transactions made the subject of the Loan Documents.

4. Godfrey & Kahn may rely on any and all Officer’s Certificates given by Loan Parties to the Administrative Agent or the Lender(s).

IN WITNESS WHEREOF, the undersigned has executed this Officer’s Certificate as of the 18th day of February, 2011.

Thomas E. Vandenberg, Assistant Secretary
Schneider National, Inc.

EXHIBIT E

FORM OF OFFICERS CERTIFICATE

To the Lenders and the Administrative

    Agent Referred to Below

c/o JP Morgan Chase Bank, N.A.

as Administrative Agent

Loan and Agency Services

10 South Dearborn, 7th Floor

Chicago, Illinois 60603

For the fiscal quarter ended                     , 20        .

I,                         , (TITLE) of Schneider National, Inc. (the “Parent”) hereby certify that, to the best of my knowledge and belief, with respect to that certain Credit Agreement dated as of February 18, 2011 (as amended, modified, extended or restated from time to time, the “Credit Agreement”; all of the defined terms in the Credit Agreement are incorporated herein by reference) among the Borrower, the other Credit Parties party thereto, the Lenders party thereto JPMorgan Chase Bank, N.A., as Administrative Agent, and Wells Fargo Bank, National Association, as Syndication Agent: (a) The company-prepared financial statements which accompany this certificate are true and correct in all material respects and have been prepared in accordance with GAAP applied on a consistent basis, subject to changes resulting from normal year-end audit adjustments. (b) As of the date listed above, no Default exists under the Credit Agreement. Delivered herewith are detailed calculations demonstrating compliance by the Credit Parties with the financial covenants contained in Section 5.10 of the Credit Agreement as of the end of the fiscal period referred to above.

SCHNEIDER NATIONAL, INC.

By:

Name:

Title: